Exhibit 99.1

                           [GP Strategies Letterhead]

                                                                      , 2004

Dear GP Strategies Stockholder:

         The board of directors of GP Strategies Corporation has approved a spin-off that will result in GP Strategies becoming two independent, publicly traded companies:

o GP Strategies, which will own and operate GP Strategies' manufacturing & process business and information technology business through its subsidiary, General Physics Corporation; and

o National Patent Development Corporation, which will own and operate GP Strategies' optical plastics business through its subsidiary, MXL Industries, Inc., and will own a majority interest in Five Star Products, Inc., a publicly-held company that is a leading distributor in the United States of home decorating, hardware, and finishing products, and certain of GP Strategies' other non-core assets.

         The separation of these businesses will be accomplished through a pro rata distribution, which we refer to as the distribution, of 100% of the outstanding common stock of National Patent Development to GP Strategies stockholders on the record date for the distribution. As a result of the distribution, GP Strategies stockholders will:

o receive one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock they own; and

o retain their GP Strategies shares and the preferred stock purchase rights associated with those shares.

         Shares of National Patent Development common stock will be quoted on the OTC Bulletin Board under the symbol " ." Shares of GP Strategies common stock will continue to be listed on The New York Stock Exchange under the symbol "GPX."

         No action is required on your part to receive your National Patent Development shares. GP Strategies will mail you certificates representing your proportionate number of shares of National Patent Development common stock on the date of the spin-off or as soon thereafter as practicable. You will not be required either to pay anything for the new shares or to surrender any certificates representing shares of GP Strategies stock.

         The enclosed Information Statement describes the distribution of shares of National Patent Development common stock and contains important information about National Patent Development and its business. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact National Patent Development's transfer agent, Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690-5440, Telephone: 312-360-5430.

                                         Very truly yours,


                                         Scott N. Greenberg
                                         President and Chief Financial Officer
                                         GP Strategies Corporation

                    [National Patent Development Letterhead]


                                                          , 2004


Dear National Patent Development Stockholder:

         We are delighted to welcome you as an initial stockholder of National Patent Development Corporation. We will conduct the National Patent Development business as a company separate from GP Strategies Corporation, and our common stock will be publicly traded for the first time on , 2004. You will receive one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock you own on the close of business on , 2004. Shares of our stock will be quoted on the OTC Bulletin Board under the symbol " ."

         We conduct our optical plastics business through our subsidiary, MXL Industries, Inc. We also own a majority interest in Five Star Products, Inc., a publicly-held company that is a leading distributor in the Northeast of home decorating, hardware, and finishing products, and certain of GP Strategies' other non-core assets.

         We are excited about the opportunities that our spin-off from GP Strategies provides, and are enthusiastic about what the future holds. We believe that we have great potential to grow and are excited about your growing with us as a National Patent Development Corporation stockholder.

         Congratulations on becoming one of the "founding" stockholders of National Patent Development Corporation!

                                   Very truly yours,


                                   Jerome I. Feldman
                                   Chief Executive Officer
                                   National Patent Development Corporation

                              INFORMATION STATEMENT

                                   [NPDC LOGO]

                                  Common Stock
                           (par value $.01 per share)

         At this time, National Patent Development Corporation is wholly owned by GP Strategies Corporation. In this spin-off, GP Strategies will distribute 100% of the shares of National Patent Development common stock to GP Strategies stockholders. Each of you, as a holder of GP Strategies' common stock or Class B capital stock, will receive one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock you
own on the close of business on                  , 2004, the record date for the
spin-off.

         We are sending you this Information Statement to describe the spin-off. We expect the spin-off to occur on or about , 2004. GP Strategies will mail you certificates representing your proportionate number of shares of National Patent Development common stock on the date of the spin-off or as soon thereafter as practicable. Immediately after the spin-off is completed, GP Strategies will not own any shares of National Patent Development common stock, and we will be a public company independent of GP Strategies. We refer to ourselves in this Information Statement as "we" or "National Patent Development."

         No stockholder action is necessary to receive your shares of National Patent Development common stock. This means that:

o you do not need to pay anything to GP Strategies or to National Patent Development; and

o you do not need to surrender any shares of GP Strategies' common stock or Class B capital stock to receive your shares of National Patent Development common stock.

         In addition, a stockholder vote is not required for the spin-off to occur. GP Strategies is not asking you for a proxy, and GP Strategies requests that you do not send a proxy.

         There has been no trading market for National Patent Development common stock. We have arranged to have our common stock quoted on the OTC Bulletin Board under the symbol " ."

         As you review this Information Statement, you should carefully consider the matters described in "Special Considerations" beginning on page 7.

                              --------------------

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Information Statement.

                              --------------------

         This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. Changes may occur after the date of this Information Statement and neither National Patent Development nor GP Strategies will update the information contained herein except in the normal course of their respective public disclosures.

                              --------------------

         Stockholders of GP Strategies with inquiries related to the spin-off should contact Lydia M. DeSantis at (914) 249-9700, or GP Strategies' stock transfer agent and registrar, Computershare Investor Services LLC, P.O. Box A3504, Chicago, IL 60690-3504, Telephone: 312-360-5430. Computershare Investor Services LLC is also acting as distribution agent for the spin-off.

         The date of this Information Statement is                 , 2004.

                                Table of Contents

                                                                         Page
                                                                        ------

AVAILABLE INFORMATION......................................................ii
SUMMARY  1
historical SELECTED FINANCIAL DATA..........................................6
SPECIAL CONSIDERATIONS......................................................7
FORWARD-LOOKING STATEMENTS.................................................11
THE SPIN-OFF...............................................................11
RELATIONSHIP BETWEEN GP STRATEGIES AND NATIONAL PATENT DEVELOPMENT.........18
CAPITALIZATION.............................................................22
DIVIDEND POLICY............................................................23
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...............................23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS......................................................27
BUSINESS.................................................................. 34
MANAGEMENT.................................................................48
EXECUTIVE COMPENSATION.....................................................51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS OF NATIONAL PATENT DEVELOPMENT..........................57
DESCRIPTION OF CAPITAL STOCK...............................................60
DESCRIPTION OF WARRANTS....................................................61
DESCRIPTION OF INDEBTEDNESS................................................62
ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS................................64
INDEMNIFICATION OF OFFICERS AND DIRECTORS..................................67
INDEPENDENT ACCOUNTANTS....................................................68
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF NATIONAL
PATENT DEVELOPMENT CORPORATION............................................F-1

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form 10 with the Securities and Exchange Commission, or the Commission, under the Securities Exchange Act of 1934, or the Exchange Act, with respect to the shares of our common stock being distributed to GP Strategies stockholders in the distribution. This Information Statement, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. This Information Statement contains summaries of the material terms and provisions of documents filed as exhibits to the registration statement. For further information, you should refer to the registration statement and the exhibits. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. Copies of this material are also available through the Internet at the Commission's website, the address of which is http://www.sec.gov.

         Following the spin-off, National Patent Development will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. National Patent Development also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the spin-off, such reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above. In addition, after the distribution, we intend to maintain an Internet website at http://www.npdc.com.

         No person is authorized by GP Strategies or National Patent Development to give any information or to make any representations other than those contained in this Information Statement. If given or made, such information or representations must not be relied upon as having been authorized.

                                     SUMMARY

         Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Information Statement, including our historical and pro forma consolidated financial statements and the notes to those financial statements included in this Information Statement. Unless otherwise indicated, references in this document to "we," "us," "our," or "National Patent Development" mean National Patent Development Corporation and its subsidiaries.

                           National Patent Development

         We are currently a wholly-owned subsidiary of GP Strategies Corporation that will be spun off to GP Strategies stockholders if the distribution is completed. Following the distribution, we will own 100% of the stock of MXL Industries, Inc., or MXL. The primary business of MXL is the manufacture of polycarbonate parts requiring adherence to strict optical quality specifications, and the application of abrasion and fog resistant coatings to those parts. MXL also designs and constructs injection molds for a variety of applications.

         We will also own a 54% interest in Five Star Products, Inc., or Five Star, a publicly-held company that is a leading distributor in the United States of home decorating, hardware, and finishing products, and certain of GP Strategies' other non-core assets, including an investment in a publicly-held company, Millennium Cell Inc.; an approximately 25% interest in a private company, Valera Pharmaceuticals, Inc. (formerly Hydro Med Sciences, Inc.); certain real estate; and the right to certain proceeds, if any, from a litigation and arbitration claim.

         Our principal office is located at 777 Westchester Avenue, White Plains, NY 10604, and our telephone number is (914) 249-9700.

                                  The Spin-Off

         The following is a brief set of questions and answers about the spin-off.

What is the         The spin-off is the method by which GP Strategies will be
Spin-off?           GP Strategies will be separated into two independent,
                    publicly-held companies:

                    o GP Strategies, which will own and operate GP Strategies' manufacturing & process business and information technology business through its subsidiary, General Physics Corporation; and

                    o National Patent Development, which will own and operate GP Strategies' optical plastics business through its subsidiary, MXL, and will own 54% of Five Star and certain of GP Strategies'other non-core assets.

Why is GP           o To permit GP Strategies to improve its Development?
Strategies          borrowing capacity, thereby satisfying its need to raise
spinning off        additional funds as well as achieving other corporate
National Patent     benefits.
Development?

                    o To allow financial markets to evaluate GP Strategies and National Patent Development separately.

                    o To give National Patent Development's management more flexibility to take advantage of growth opportunities.


What will I         GP Strategies will distribute one share of National Patent
receive in the      Development common stock for every share of GP Strategies
spin-off?           common stock or Class B capital stock owned as of the record date. You will continue to own your GP Strategies stock.


How will GP         If you own GP Strategies stock on the record date,
Strategies          Computershare Investor Services LLC will mail you a
distribute          certificate representing your National Patent Development
National            common stock shortly after , 2004. Following the spin-off,
Development         you may retain shares of National Patent Development, sell
common stock        them or transfer them to a brokerage or other account. You
to me?             will not receive new GP Strategies stock certificates.


When is the         The record date is                 , 2004.
record date?

What if I hold      If you hold your shares of GP Strategies stock through your
shares of GP        broker, bank orother nominee, you are probably not a
Strategies          stockholder of record and your receipt of National Patent
stock through       Development common stock depends on your arrangements with
my stockbroker      the nominee that holds your shares of GP Strategies stock
bank, or other      for you. We anticipate that stockbrokers and banks generally
nominee?            will credit their customers' accounts with National Patent
                    Development common stock on or about , 2004, but you should check with your stockbroker, bank or other nominee.

                    Following the spin-off, you may instruct your stockbroker, bank or other nominee to transfer your shares of National Patent Development common stock into your own name.

What is National    We currently anticipate that no cash dividends will be paid
Patent              on our common stock in the foreseeable future in order to
Development's       conserve cash for the repayment of debt, future
dividend policy?    acquisitions, and capital expenditures. We expect that our
                    Board of Directors will periodically reevaluate this dividend policy, taking into account our operating results, capital needs, debt restrictions and other factors.



How will            National Patent Development common stock will be quoted on
National Patent     the OTC Bulletin Board under the symbol " ", and we expect
Development's       that regular trading will begin on , 2004.
common stock
trade?


Will my shares      Yes, GP Strategies common stock will continue to be listed
of GP               and trade on the New York Stock Exchange under the symbol
Strategies          "GPX." However, we cannot provide you with any assurance as
continue to         to the price at which the GP Strategies shares will trade
trade after the     following the distribution.
spin-off?

Is the spin-off     No; the Internal Revenue Service has ruled that the spin-off
taxable for U.S.    will be tax-free for U.S. tax purposes. To review tax
tas purposes?       consequences in detail, see page 15.

Whate are the       The separation of National Patent Development from GP
risks involve       Strategies presents certain risks. For example, National
in owning           Patent Development has no prior history of operating as an
National Patent     independent company. Certain other risks are associated with
common stock?       owning National Patent Development common stock due to the nature of its business and the markets in which it competes.
                    You are encouraged to carefully consider these risks, which are described in greater detail on pages 7 - 11.

Will GP             GP Strategies will not own any National Patent Development
Strategies and      common stock after the spin-off, and National Patent

National Patent     Development will operate as an independent, publicly held
Development be      company. Several of National Patent Development's directors
related in any      and officers are also directors and officers of GP
way after the       Strategies. GP Strategies will enter into agreements with
spin-off?           National Patent Development to allocate responsibility for liabilities (including tax and other contingent liabilities associated with their respective businesses or otherwise to be assumed by National Patent Development or GP Strategies), to separate their businesses, and for GP Strategies and National Patent to provide management services to each other. GP Strategies and National Patent Development will also provide certain guarantees of each others' financial obligations. These agreements are described in greater detail on pages 18 -20.


What do I need      You are not required to take any action, although we urge
to do now?          you to read this entire document carefully. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. No action is required on your part to receive your National Patent Development shares. You will not be required either to pay anything for the new shares or to surrender any shares of GP Strategies stock.

          What We Have Already Accomplished to Prepare for the Spin-Off

Board Appoint-      Strategies will elect seven directors to begin their service
ments?              on National Patent Development's Board effective as of the spin-off. See pages 48-49.

Senior              The National Patent Development board of directors has
Management          elected Jerome I. Feldman as Chairman and Chief Executive
Appointments        Officer, Scott N. Greenberg as Chief Financial Officer, and
                    Andrea D. Kantor as Vice President and General Counsel. See pages 50-51.

       Information Regarding the Spin-Off and National Patent Development

         Before the spin-off, you should direct inquiries relating to the spin-off to:



         Computershare Investor Services LLC        GP Strategies Corporation
         P.O. Box 2388                              777 Westchester Avenue
         Chicago, IL 60690-2388                     White Plains, NY  10604
         Telephone: 312-360-5430                    Telephone: 914-249-9700
                                                    Attn:  Andrea Kantor

         After the spin-off, you should direct inquiries relating to an investment in National Patent Development common stock to:

         .........                  National Patent Development Corporation
         .........                  777 Westchester Avenue
         .........                  White Plains, NY 10604
         .........                  914-249-9708
         .........                  Attn:  Lydia DeSantis

         After the spin-off, the transfer agent and registrar for National Patent Development's common stock will be:

                                    Computershare Investor Services LLC
                                    P.O. Box 2388
                                    Chicago, IL 60690-3504
                                    Telephone: 312-360-5430

                       Historical Selected Financial Data

         The following tables present: 1) summary historical consolidated operations data for each of the last five fiscal years ended December 31, 2002 and for the nine-month periods ended September 30, 2003 and 2002, and 2) summary historical consolidated balance sheet data for each of the last five fiscal years ended December 31, 2002, and for the nine month period ended September 30, 2003. The historical financial information as of December 31, 2002, 2001 and 2000 and for each of the three years ended December 31, 2002 has been derived from our audited financial statements, which are included elsewhere in this Information Statement. The historical financial information for the nine months ended September 30, 2003 and 2002, as of September 30, 2003, and as of and for the years ended December 31, 1999 and 1998 have been derived from our unaudited consolidated financial statements (the historical financial statements as of and for the years ended December 31, 1999 and 1998 are not included in this Information Statement). The unaudited consolidated financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

         Before the spin-off and the related corporate restructuring transactions, we operated as part of GP Strategies. Because the data reflect periods during which we did not operate as an independent company, the historical data may not reflect the results of operations or the financial condition that would have resulted if we had operated as a separate, independent company during the periods shown. We have presented unaudited pro forma financial information as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002 to give a better picture of what this information might have looked like if National Patent Development had been operated independently during this period. The data may not necessarily be indicative of our future results of operations or financial condition.

         You should read the summary financial and operations data in conjunction with our audited financial statements and the notes to the audited financial statements. You should also read the sections "Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary financial and operations data is qualified by reference to these sections, the audited financial statements and the notes to the audited financial statements, each of which is included elsewhere in this Information Statement.



Historical Selected Financial Data (in thousands, except for share amounts):
(unaudited)

Consolidated Statement of                      Nine Months Ended
Operations Data                                   September 30,                        Year Ended December 31,
                                                  -------------              ----------------------------------------------
                                                      2003      2002          2002       2001      2000      1999      1998
                                                      ----      ----          ----       ----      ----      ----      ----

Sales                                               $6,182    $7,691        $9,996    $11,184   $10,998   $10,353   $10,581
Gross Margin                                         1,255     1,691         2,099      2,816     2,888     2,719     2,894
Interest expense                                       143       158           208        169       102       147       207
Income (loss) before income taxes                       53       406           292        764    (1,468)      948    (4,461)
Net income (loss)                                       33       192           147        369      (960)      569    (2,766)
Pro forma net income (loss) per share:
Basic and diluted


Consolidated Balance Sheet Data                   September 30, 2003         December 31,
                                                  ------------------    ---------------------
                                                                              2002       2001      2000      1999      1998
                                                                              ----       ----      ----      ----      ----

Cash and cash equivalents                                  $577               $562       $536      $627      $817    $1,569
Short-term borrowings                                                           -         -         -       1,500     2,500
Working capital                                           2,972              3,954      3,977     3,911     2,477     2,343
Total assets                                             29,397             29,870     30,836    29,441    29,695    30,284
Long-term debt                                            2,820              2,670      2,875        59       172       297
Stockholders' equity                                     24,029             25,451     26,025    26,580    25,443    26,587


                             SPECIAL CONSIDERATIONS

Risks Related to the Distribution

We will have increased expenses as an independent public company. This could impair our profitability.

         We do not have an operating history as an independent company. Our business has historically relied on GP Strategies for various financial, managerial and administrative services and has been able to benefit from the earnings, assets and cash flows of GP Strategies' other businesses. GP Strategies will not be obligated to provide assistance or services to National Patent Development after the spin-off, except as provided in certain agreements entered into by the companies in connection with the spin-off, including the agreement pursuant to which the distribution will be effected and an agreement by GP Strategies to provide certain management services to National Patent Development. See "Relationship Between GP Strategies and National Patent Development." We also may not be able to develop our own management after the termination of the agreement under which GP Strategies will provide management services.

         Following the spin-off, we will incur the costs and expenses associated with the management of a public company. The spin-off may result in some temporary disruption to the business operation, as well as to the organization and personnel structure, of National Patent Development, which may have an adverse effect on our financial condition.

Our historical consolidated financial information may not be representative of our historical results as an independent company; therefore, it may not be reliable as an indicator of historical or future results.

         Our historical consolidated financial information included in this Information Statement may not reflect what our financial condition, results of operations and cash flows would have been on a historical basis had we operated our business as an independent company during the periods presented or what our financial condition, results of operations and cash flows will be in the future. This is because our historical consolidated financial statements include allocations for services provided or procured by GP Strategies, which we may not be able to procure or provide ourselves on the same basis. In addition, we have not made adjustments to our historical consolidated financial information to reflect other changes that will occur in our cost structure, financing and operations as a result of the spin-off. These changes could potentially include increased costs associated with reduced economies of scale and a higher cost of capital, and also changes in how we fund our operations and development and pursue our strategic objectives. Therefore, our historical consolidated financial statements may not be indicative of our future performance as an independent company.

GP Strategies and you would have federal income tax liabilities if the Tax Ruling were revoked.

         GP Strategies has received a ruling from the Internal Revenue Service, or IRS, to the effect that, among other things, the spin-off will be tax free to GP Strategies and GP Strategies stockholders under Section 355 of the Internal Revenue Code of 1986. We refer to this ruling as the Tax Ruling. The Tax Ruling, while generally binding upon the IRS, is based upon factual representations and assumptions made in the ruling request. If those factual representations and assumptions were materially untrue, or the facts upon which the Tax Ruling is based are materially different from the facts at the time of the spin-off, the IRS could modify or revoke the Tax Ruling retroactively.

         If the spin-off failed to qualify under Section 355 of the Internal Revenue Code, corporate tax would be payable by the consolidated group of which GP Strategies is the common parent based upon the difference between the aggregate fair market value of the stock of National Patent Development and the adjusted tax basis of such stock to GP Strategies prior to the spin-off. The corporate level tax would be payable by GP Strategies. We have agreed to indemnify GP Strategies for this and other tax liabilities if they result from certain actions taken by National Patent Development. See "Relationship between GP Strategies and National Patent Development--Tax Sharing Agreement." In addition, under the Internal Revenue Code's consolidated return regulations, each member of GP Strategies' consolidated group (including National Patent Development) is severally liable for these tax liabilities. If National Patent Development is required to indemnify GP Strategies for these liabilities or otherwise is found liable to the IRS for these liabilities, the resulting obligation could materially adversely affect our financial condition.

         Additionally, if the spin-off were not to qualify under Section 355 of the Internal Revenue Code, then each owner of GP Strategies stock who receives shares of National Patent Development common stock in the spin-off would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of National Patent Development common stock received on the date it is received.

Risks Related to our Business

MXL's revenue and financial condition could be adversely affected by the loss of business from significant customers.

         For the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003, revenue from MXL's three largest customers represented approximately 52%, 54%, and 48% of MXL's revenue, respectively. MXL has no significant long-term supply contracts and therefore its operations are dependent on its clients' continued satisfaction with its services and their continued willingness to engage MXL, rather than its competitors, to deliver such services.

MXL's source of raw materials are limited.

         MXL is dependent on limited sources of supply for its raw materials. MXL's primary raw material is plastic resin (principally polycarbonate). The failure of MXL to fulfill its raw material requirement could have a material adverse affect on its business and financial condition.

If our subsidiaries are unable to compete successfully, our revenues may be adversely affected.

         Competition in the optical plastics industry is vigorous. MXL's customers require state-of-the-art technology. In order to keep pace with MXL's customers' needs, MXL is required to constantly develop and improve its technology, facilities and production equipment and methods. MXL's future success will depend upon its ability to gain expertise in technological advances rapidly and respond quickly to evolving industry trends and client needs.

         Competition within the do-it-yourself industry is intense. There are large national distributors commonly associated with national franchises such as Ace and TruServ as well as smaller regional distributors, all of whom offer products and services similar to those offered by Five Star. Moreover, in some instances, manufacturers will bypass distributors and choose to sell and ship their products directly to retail outlets. In addition, Five Star's customers face stiff competition from Home Depot, which purchases directly from manufacturers, and national franchises such as Ace and TruServ. Five Star competes principally through its strategically placed distribution centers and its extensive inventory of quality, name-brand products. Five Star will continue to focus its efforts on supplying its products to its customers at a competitive price and on a timely, consistent basis.

         Our subsidiaries' inability to compete successfully would materially adversely affect our business and financial condition.

Changing economic conditions in the United States could harm our business.

         Our revenues and profitability are related to general levels of economic activity and employment in the United States. As a result, any significant economic downturn or recession could harm our business or financial condition.


Risks Related to Our Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the distribution.

         There has been no trading market for our common stock. In general, all shares of common stock distributed in the distribution will be freely tradeable and our common stock will be quoted on the OTC Bulletin Board. We cannot, however, predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this Information Statement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability.

We have agreed to restrictions and adopted policies that could have possible anti-takeover effects.

         We have agreed to certain restrictions on our future actions to assure that the spin-off will be tax-free, including restrictions with respect to an acquisition of shares of National Patent Development common stock. If we fail to abide by these restrictions, and, as a result, the spin-off fails to qualify as a tax-free reorganization, National Patent Development will be obligated to indemnify GP Strategies for any resulting tax liability. The potential tax liability that could arise from an acquisition of shares of National Patent Development common stock, together with our related indemnification obligations, could have the effect of delaying, deferring or preventing a change in control of National Patent Development. See "Relationship between GP Strategies and National Patent Development--Tax Sharing Agreement."

         Several provisions of our Certificate of Incorporation and Bylaws could deter or delay unsolicited changes in control of National Patent Development. These include limiting the stockholders' powers to amend the Bylaws or remove directors, and prohibiting the stockholders from increasing the size of the Board of Directors or acting by written consent instead of at a stockholders' meeting. Our Board of Directors has the authority, without further action by the stockholders to fix the rights and preferences of and issue preferred stock. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in control or management of National Patent Development, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Anti-Takeover Effects of Certain Provisions" and "Description of Capital Stock."



                           FORWARD-LOOKING STATEMENTS

         This Information Statement contains forward-looking statements that are not based on historical facts. We use words such as "expects," "intends" and "anticipates" to indicate forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Special Considerations" and Management's Discussions and Analysis of Financial Condition and Results of Operations."

         If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.



                                  THE SPIN-OFF

Reasons for the Spin-Off

         The GP Strategies Board of Directors has determined that the distribution of 100% of the outstanding common stock of National Patent Development to owners of GP Strategies common stock and Class B capital stock will enable the management of each of GP Strategies and National Patent Development to operate and develop those businesses more effectively. The GP Strategies Board of Directors has concluded that the spin-off is in the best interests of GP Strategies, National Patent Development and GP Strategies' stockholders because it believes that:

o by engaging in the spin-off, GP Strategies would improve its access to capital and can significantly improve its borrowing capacity, thereby satisfying its need to raise additional funds as well as achieving other corporate benefits;

o having two separate public companies will enable financial markets to evaluate each company more effectively, thereby enhancing stockholder value over the long term for both companies and making the stock of each more attractive as currency for future acquisitions;

o the spin-off will provide National Patent Development's management with increased strategic flexibility and decision-making power to realize significant growth opportunities; and

o having a separate management and ownership structure for National Patent Development will provide equity based compensation that is more closely related to the business in which its employees work.

Actions to be taken Prior to the Distribution

         Prior to the distribution of common stock of National Patent Development to the stockholders of GP Strategies, or the Distribution, GP Strategies and National Patent Development will have engaged in certain transactions in preparation for the spin-off.

         On October 17, 2003, GP Strategies transferred 1,000,000 of its shares in Millennium Cell and its investment in Valera Pharmaceuticals to MXL in repayment of approximately $10,000,000 of debt owed by GP Strategies to MXL. We refer to this transaction as the "Repayment."

         GP Strategies and National Patent Development agreed to allocate to National Patent Development $1,875,000 of the $7,500,000 received for the sale of certain notes and warrants to certain Gabelli funds. See "Relationship between GP Strategies and National Patent Development-Gabelli Transaction Mortgage" and "Description of Warrants." Prior to the Distribution, GP Strategies will transfer these funds to National Patent Development. We refer to this transaction as the "Gabelli Allocation."

         Prior to the Distribution, GP Strategies will transfer to National Patent Development the right to receive certain proceeds (if any) of a pending litigation and arbitration claim, all of the MXL stock, and certain other non-core assets, including its shares in Five Star and certain debt of Five Star, in exchange for all of the common stock of National Patent Development. Finally, National Patent Development will transfer to MXL the interest in the litigation and arbitration claim and the non-core assets it received, in exchange for additional MXL stock. We refer to the transactions described in this paragraph as the "Contribution," and we refer to the Repayment, the Gabelli Allocation, and the Contribution collectively as the "Corporate Restructuring Transactions."

Manner of Effecting the Spin-Off

         GP Strategies will effect the spin-off as of the close of business on , 2004. At that time, GP Strategies will distribute all of the outstanding common stock of National Patent Development to the stockholders of GP Strategies on a pro-rata basis so that each holder of GP Strategies stock will receive one share of National Patent Development common stock for each share of GP Strategies common stock or Class B capital stock held as of the close of business on , 2004.

         Computershare Investor Services LLC, as distribution agent, will mail certificates representing the number of shares of National Patent Development common stock received by each stockholder of record in the spin-off. Following the spin-off, stockholders may transfer the shares to a brokerage account or may retain, transfer or sell the shares.

         No owner of GP Strategies stock will be required to pay any cash or other consideration for shares of National Patent Development received in the spin-off or to surrender or exchange any shares of GP Strategies stock to receive shares of National Patent Development. The actual total number of shares of National Patent Development common stock to be distributed will depend on the number of shares of GP Strategies stock outstanding on , 2004. The shares of National Patent Development common stock distributed in the spin-off will be fully paid and nonassessable and will not be entitled to preemptive rights. See "Description of Capital Stock."

Distribution Agreement

         The spin-off will be made pursuant to a distribution agreement between GP Strategies and National Patent Development, which we refer to as the Distribution Agreement. The Distribution Agreement:

o sets forth the principal corporate transactions that are intended to be effected prior to the spin-off, including the Corporate Restructuring Transactions,

o provides for execution and delivery of certain of the agreements described in "Relationship between GP Strategies and National Patent Development,"

o provides for the allocation of certain assets and liabilities between National Patent Development and GP Strategies, and for the transfer to and assumption by the appropriate company of those assets and liabilities,

o         establishes the procedures to effect the spin-off, and

o provides for the distribution of the National Patent Development common stock to the stockholders of GP Strategies.

         Under the Distribution Agreement, the distribution is subject to the satisfaction or waiver by the GP Strategies Board of Directors of certain conditions. These include, among other customary conditions, the following:

o the registration statement filed with the Securities and Exchange Commission in order to register the National Patent Development common stock shall have been declared effective and no stop order shall be entered, initiated or threatened,

o quotation of the National Patent Development common stock on the OTC Bulletin Board,

o         the Tax Ruling shall continue to be in effect,

o        the Corporate Restructuring Transactions shall be completed,

o the National Patent Development Certificate of Incorporation and Bylaws shall be in effect, and

o the National Patent Development Board of Directors, as named under "Management--Directors," and the National Patent Development officers, as named under "Management--Executive Officers," shall have been elected.

         Under the Distribution Agreement, GP Strategies and National Patent Development have each agreed to retain certain books and records and to make available to the other its personnel, property, books, records, and other data and information relating to operations before the distribution as may be required for the requesting party's business (but not for competitive purposes). Each has also agreed to make generally available its officers, directors, employees, and agents for fact finding, consultation or interviews, and as witnesses in connection with certain legal actions.

         Each of GP Strategies and National Patent Development has also agreed to indemnify the other in connection with the liabilities it assumes and any breach by it of the Distribution Agreement or other agreements entered into in connection with the spin-off. In particular, GP Strategies and National Patent Development each agreed that neither would take any action that might cause the spin-off of National Patent Development to not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. Should one party take an action which causes the spin-off not to so qualify, then that party would be liable to the other for any taxes incurred by the other from the failure of the spin-off to qualify as a tax-free distribution. The Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters.

         The Distribution Agreement provides that it may be terminated or amended, modified, or abandoned at any time prior to the Distribution in the sole discretion of GP Strategies, without National Patent Development's approval or the approval of GP Strategies' stockholders. In the event of a termination of the Distribution Agreement, no party shall have any liability of any kind to any other party. After the Distribution, the Distribution Agreement generally may not be terminated except by an agreement in writing signed by GP Strategies and National Patent Development.

Results of Spin-Off

         After the spin-off, National Patent Development will be a separate public company. Immediately after the spin-off, the number and identity of stockholders of record of National Patent Development will be the same as the number and identity of stockholders of record of GP Strategies on , 2004, the record date for the spin-off, and the number of shares of National Patent Development common stock issued and outstanding will equal the number of shares of GP Strategies common stock and Class B capital stock issued and outstanding on such record date. As of the close of business on , 2004, GP Strategies had stockholders of record and shares of common stock and Class B capital stock issued and outstanding. The spin-off will not affect the number of outstanding shares of GP Strategies stock or the rights of GP Strategies stockholders.

Shares of GP Strategies common stock will continue to be listed on the New York Stock Exchange under the symbol "GPX."

Other Consequences

         The exercise price of outstanding GP Strategies options and warrants will be adjusted based on the relative fair market values of the GP Strategies stock before and after the spin-off. National Patent Development has also agreed to issue certain warrants following effectiveness of the spin-off. See "Description of Warrants."

 Material Federal Income Tax Consequences of the Spin-Off

         The following summary discusses the material U.S. federal income tax consequences of the spin-off of National Patent Development to United States Holders of GP Strategies common stock or Class B capital stock. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).

         As used in this document, the term "United States Holder" means:

o         a citizen or resident of the United States;

o         a corporation, or other entity taxable as a corporation for U.S.
          federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         The term United States Holder also includes certain former citizens and residents of the United States.

         This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

o         certain financial institutions;

o         insurance companies;

o         tax-exempt organizations;

o         dealers in securities or foreign currencies;

o persons holding GP Strategies common stock or Class B capital stock as part of a hedge;

o         United States Holders whose functional currency is not the U.S.
          dollar;

o         partnerships or other entities classified as partnerships for U.S.
          federal income tax purposes;

o         persons subject to the alternative minimum tax;

o stockholders who acquired their GP Strategies common stock or Class B capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

o         holders of options granted under any GP Strategies benefit plan.

         In addition, this summary is limited to stockholders that hold their GP Strategies common stock or Class B capital stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

         Accordingly, each GP Strategies stockholder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to him or her of the spin-off.

         GP Strategies has obtained the Tax Ruling from the IRS to the effect that the spin-off will be tax-free to GP Strategies and its stockholders under Sections 355 and 368(a) of the Internal Revenue Code. The Tax Ruling's continuing validity is subject to factual representations and assumptions. Neither GP Strategies nor National Patent Development is aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

         Assuming the continuing effectiveness of the Tax Ruling, for U.S. federal income tax purposes, the tax consequences of the spin-off are as follows:

o no gain or loss will be recognized by, and no amount will be included in the income of, GP Strategies upon the spin-off of National Patent Development other than gains, if any, related to certain intercompany transactions that will be triggered by the spin-off;

o no gain or loss will be recognized by, and no amount will be included in the income of, United States Holders of GP Strategies common stock or Class B capital stock upon their receipt of shares of National Patent Development common stock in the spin-off;

o a United States Holder of GP Strategies common stock or Class B capital stock will apportion the tax basis of such holder's GP Strategies common stock or Class B capital stock on which National Patent Development common stock is distributed between such holder's GP Strategies stock and the National Patent Development common stock received in the spin-off in proportion to the fair market values of such GP Strategies stock and National Patent Development common stock on the date of the spin-off; and

o the holding period of the shares of National Patent Development common stock received by a United States Holder of GP Strategies common stock or Class B capital stock in the spin-of will include the period during which such holder held the GP Strategies common stock or Class B capital stock on which the National Patent Development common stock is distributed.

         Current Treasury Regulations require each holder of GP Strategies common stock or Class B capital stock who receives National Patent Development common stock in the spin-off to attach to his or her federal income tax return for the year in which the National Patent Development spin-off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the National Patent Development spin-off. GP Strategies will provide the appropriate information to each of its stockholders of record.

Quotation of National Patent Development Common Stock

         There currently is no public market for National Patent Development's common stock and we do not intend to list National Patent Development common stock on a securities exchange or Nasdaq. However, National Patent Development common stock will be quoted on the OTC Bulletin Board.

         The prices at which the National Patent Development common stock will trade following the spin-off will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for National Patent Development common stock, investor perceptions of National Patent Development, its business and prospects, results of operations, and general economic and market conditions.

         Prior to the record date for the spin-off, GP Strategies stock will continue to trade on a regular basis reflecting the combined value of GP Strategies and National Patent Development.

         The Transfer Agent and Registrar for the National Patent Development common stock will be Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690-5430, Telephone: 312-360-5430. As of , 2004, there were approximately
          record holders of GP Strategies stock, which approximates the number of prospective record holders of National Patent Development common stock immediately after the spin-off.

         National Patent Development common stock distributed in the spin-off generally will be freely transferable under the Securities Act of 1933, or the Securities Act, except for securities received by persons who may be deemed to be affiliates of National Patent Development pursuant to Rule 405 under the Securities Act. Persons who may be deemed to be affiliates of National Patent Development after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with National Patent Development, including directors of National Patent Development. Persons who are affiliates of National Patent Development will be permitted to sell their shares of National Patent Development common stock received in the spin-off only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under the Securities Act

(subject to the conditions set forth in Rule 144, other than its holding period requirements).

Reasons for Furnishing this Document

         This document is being furnished by GP Strategies solely to provide information to GP Strategies stockholders who will receive National Patent Development common stock in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of GP Strategies or National Patent Development. We believe that the information contained in this document is accurate as of the date on the cover. Changes may occur after that date, and neither GP Strategies nor National Patent Development will update the information except as is required in the normal course of their public disclosure practices.



       RELATIONSHIP BETWEEN GP STRATEGIES AND NATIONAL PATENT DEVELOPMENT

         Prior to the spin-off, National Patent Development will continue to be a wholly-owned subsidiary of GP Strategies. In the past, GP Strategies and entities that will become National Patent Development's subsidiaries as a result of the Corporate Restructuring Transactions, including MXL and Five Star (which became a majority-owned subsidiary of GP Strategies commencing in the fourth quarter of 2003), have engaged in various transactions with each other. These relationships, which include financial and managerial support by GP Strategies of these subsidiaries, will cease in their current forms at the time of the spin-off, except for certain financial guarantees of each others' obligations. GP Strategies and National Patent Development have entered or will enter into contracts that will govern certain relationships between them following the Distribution, including the Distribution Agreement and the agreements described below. National Patent Development and GP Strategies believe that these agreements are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

         The Distribution Agreement and the other agreements described below are included as exhibits to National Patent Development's registration statement on Form 10 of which this Information Statement is a part. The Agreements will be effective on or before the date of the Distribution. See "The
Spin-Off--Distribution Agreement."

Management Agreements

         National Patent Development's executive officers are also executive officers of GP Strategies and will remain on the payroll of GP Strategies. The executive officers will not receive any salary from National Patent Development; however, they will provide National Patent Development with management services under a management agreement between GP Strategies and National Patent Development to be entered into prior to completion of the spin-off. GP Strategies will charge National Patent Development a management fee to cover an allocable portion of the compensation of these officers, based on the time they spend providing services to National Patent Development, in addition to an allocable portion of certain other corporate expenses.

         In connection with the spin-off, National Patent Development will also enter into a separate management agreement with GP Strategies pursuant to which National Patent Development will provide certain general corporate services to GP Strategies. Under this management agreement, National Patent Development will charge GP Strategies a management fee to cover an allocable portion of the compensation of its employees, based on the time they spend providing services to GP Strategies, in addition to an allocable portion of corporate overhead related to services performed for GP Strategies and its subsidiaries.

         Both management fees will be paid quarterly. Any disagreements over the amount of such fees will be subject to arbitration. See the Unaudited Pro Forma Statements of Operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 included elsewhere in this Information Statement for the estimated impact of the management agreements on the operations of National Patent Development. Each of the management agreements will each have an initial term of three years, and, after two years, will be terminable by each of GP Strategies and National Patent Development, upon six months' prior written notice.

Credit Facility

         MXL provides security for General Physics' Revolving Credit Facility. The Credit Facility provides for a maximum outstanding balance of $25 million and is secured by certain of the assets of General Physics and the accounts receivable of MXL. The Credit Facility is also guaranteed by GP Strategies. MXL provides a limited guaranty up to the value of its account receivable collateral securing the Credit Facility. For the continuation of the bank's security interest in MXL's accounts receivable and the continuation of its limited guarantee after the spin-off, General Physics will pay MXL a guarantee fee of 2% of the value of the borrowing base collateral attributable to MXL, calculated monthly. At General Physics' option, General Physics may eliminate MXL's accounts receivable from the borrowing base under the Credit Facility, provided that General Physics makes a mandatory prepayment under the Credit Facility to eliminate any borrowing base deficiency. At such point, all obligations of MXL relating to the Credit Facility will terminate, MXL's limited guaranty of the Credit Facility will be void, and General Physics will no longer be required to pay to MXL the guarantee fee.

Tax Sharing Agreement

         The following is a summary of the Tax Sharing Agreement that will be entered into between GP Strategies and National Patent Development.

         National Patent Development is currently included in GP Strategies' federal consolidated income tax group and National Patent Development's tax liability will be included in the consolidated federal income tax liability of GP Strategies until the time of the spin-off. The Tax Sharing Agreement will provide for tax sharing payments between GP Strategies and National Patent Development for periods prior to the spin-off, so that National Patent Development will be generally responsible for the taxes attributable to its lines of business and entities comprising it and GP Strategies will be generally responsible for the taxes attributable to its lines of business and the entities comprising it.

         GP Strategies and National Patent Development will agree that taxes related to intercompany transactions that are triggered by the National Patent Development spin-off will be generally allocated to GP Strategies.

         GP Strategies and National Patent Development will agree that joint non-income tax liabilities will generally be allocated between GP Strategies and National Patent Development based on the amount of such taxes attributable to each group's line of business. If the line of business with respect to which the liability is appropriately associated cannot be readily determined, the tax liability will be allocated to GP Strategies.

         Under the Distribution Agreement, GP Strategies and National Patent Development each agreed that neither would take any action that might cause the spin-off of National Patent Development to not qualify as a tax-free distribution under Section 355 of the Code. Should one party take an action which causes the spin-off not to so qualify, then that party would be liable to the other for any taxes incurred by the other from the failure of the spin-off to qualify as a tax-free distribution.

Gabelli Transaction Mortgage

         Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GP Strategies issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008, or the Gabelli Notes, and 937,500 warrants, or the GP Warrants, each entitling the holder thereof to purchase (subject to adjustment) one share of GP Strategies common stock. See "Description of Warrants." The Gabelli Notes are secured by a mortgage on GP Strategies' property located in Pawling, New York that will be contributed to MXL in connection with the spin-off. See "Business--Pawling Property." MXL will assume the mortgage, but without liability for repayment of the Gabelli Notes or any other obligations of GP Strategies under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Gabelli Notes, GP Strategies has agreed to indemnify MXL for loss of the value of the property. GP Strategies and National Patent Development agreed to allocate to National Patent Development $1,875,000 of the $7,500,000 received for the Gabelli Notes and GP Warrants. Prior to the Distribution, GP Strategies will transfer these funds to National Patent Development pursuant to the Gabelli Allocation.

Financial Guarantees

         GP Strategies has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses, totaling approximately $1,589,000 per year through the first quarter of 2007, and an aggregate of $455,000 for certain equipment leases through April 2004. GP Strategies' guarantee of such leases was in effect when the Five Star business was conducted by a wholly-owned subsidiary of GP Strategies. In 1998, GP Strategies sold substantially all of the operating assets of the Five Star business to the predecessor corporation of Five Star. As part of this transaction, the landlord of the New Jersey and Connecticut facilities and the lessor of the equipment did not consent to the release of GP Strategies' guarantee. GP Strategies has also guaranteed the mortgages for MXL's Illinois and Pennsylvania properties through June 2006 and March 2011, respectively. GP Strategies' guarantee will continue after the spin-off.

Claims Relating to Learning Technologies Acquisition

         On January 3, 2001, GP Strategies commenced an action alleging that MCI Communications Corporation, or MCI, MCI's Systemhouse subsidiaries, or Systemhouse, and Electronic Data Systems Corporation, as successor to Systemhouse, or EDS, committed fraud in connection with GP Strategies' 1998 acquisition of Learning Technologies from them for a purchase price of $24.3 million. GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs.

         The complaint, which is pending in the New York State Supreme Court, alleges that the defendants created a doctored budget to conceal the poor performance of the United Kingdom operation of Learning Technologies. The complaint also alleges that the defendants represented that Learning Technologies would continue to receive new business from Systemhouse even though the defendants knew that the sale of Systemhouse to EDS was imminent and that such new business would cease after such sale. In February 2001, the defendants filed answers denying liability. No counterclaims against the plaintiffs have been asserted. Although discovery had not yet been completed, defendants made a motion for summary judgment, which was submitted in April 2002. The motion was denied by the court due to the MCI bankruptcy described below, but with leave granted to the other defendants to renew.

         MCI filed for bankruptcy protection in July 2002. As a result, the action is stayed as to MCI. GP Strategies and its subsidiary, General Physics, both filed timely Proofs of Claim in the United States Bankruptcy Court against MCI and WorldCom, Inc., among others. On or around April 22, 2003, MCI served objections to these Proofs of Claim.

         On May 15, 2003, GP Strategies and General Physics submitted their opposition to the objections. GP Strategies and General Physics subsequently made a motion in Bankruptcy Court to lift the automatic stay to permit the litigation to proceed against MCI. MCI opposed the motion, which is now subjudice.

         The defendants other than MCI made an application to the court to stay the fraud action until a later-commenced arbitration, alleging breach of the acquisition agreement and related agreements, is concluded.

         In a decision dated May 9, 2003, the court granted the motion and stayed the fraud action pending the outcome of the arbitration of the claim based on breach of the acquisition agreement and of a separate agreement to refer business to General Physics on a preferred provider basis. Discovery is now being conducted in connection with the arbitration.

         GP Strategies will transfer to National Patent Development, which in turn will transfer to MXL, the right to receive the first $5 million of any proceeds (net of certain litigation expenses), and 50% of any proceeds (net of certain litigation expenses) in excess of $15 million, received with respect to the foregoing claims.

                                 CAPITALIZATION

         The following table sets forth (a) the capitalization of National Patent Development as of September 30, 2003, which gives effect to the Contribution, and (b) our pro forma capitalization at that date, which also gives effect to (i) the Repayment, (ii) the Gabelli Allocation, and (iii) the Distribution.

         The capitalization table below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements, and our unaudited pro forma consolidated financial statements and the notes to those financial statements included elsewhere in this Information Statement.

         We are providing the capitalization table below for informational purposes only. You should not construe it to be indicative of our capitalization or financial condition had the Contribution been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operated as a separate, independent entity at that date and is not necessarily indicative of our future capitalization or financial condition.



                                                                                   As of
                                                                            September 30, 2003
                                                                ----------------------------------
                                                                (in thousands, except per share data)
                                                                        Actual              Pro Forma(1)
Preferred stock, authorized 10,000,000 shares,
 par value $.01 per share; none issued
Common stock, authorized 30,000,000
 shares, par value $.01 per share; issued
 and outstanding 17,454,963 shares (pro forma)(2)                                                   $175
Paid in capital                                                                                   19,133
Stockholder's investment                                                 $17,433
Retained earnings (deficit)                                                6,295                    (205)
Accumulated other comprehensive income                                       301                     301
                                                                      ----------               ---------
Total stockholders' equity                                               $24,029                 $19,404
                                                                         =======                 =======

--------------------

(1) See the pro forma consolidated financial information and notes thereto included elsewhere herein.

(2) The number of shares outstanding is based upon the number of shares of GP Strategies common stock and Class B capital stock outstanding at September 30, 2003. The actual number of shares ultimately to be issued by National Patent Development and distributed will depend on the number of shares of GP Strategies common stock and Class B capital common stock outstanding on the record date of the Distribution.

                                 DIVIDEND POLICY

         We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business, including the repayment of debt, future acquisitions, and capital expenditures. The payment and amount of any dividends will be subject to the discretion of our board of directors. We expect that our Board of Directors will periodically reevaluate this dividend policy, taking into account our financial condition, results of operations, cash requirements, capital needs, debt restrictions, prospects, and other factors.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

         The historical financial statements of National Patent Development assume that the Contribution had occurred as of the beginning of the period or at the date indicated.

         The following unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 present the results of operations of National Patent Development assuming
(a) additional overhead to be incurred by National Patent Development in connection with the spin-off (we refer to this additional overhead as the "Additional Overhead"), (b) the consolidation of Five Star Products as a result of the increase of ownership from 48% to 54% of the outstanding shares of Five Star as of October 8, 2003 (we refer to this increase as the "Five Star Majority Ownership"), and (c) the Distribution had occurred as of the beginning of the periods presented. The Additional Overhead reflects management's belief that the operations of National Patent Development after the spin-off will require greater overhead than the overhead allocation historically associated with the National Patent Development business.

         The following unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2003 presents the balance sheet of National Patent Development assuming the Repayment, the Gabelli Allocation, the Five Star Majority Ownership, and the Distribution had also occurred on that date.

          In the opinion of management, the unaudited Pro Forma Consolidated Financial Statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the Additional Overhead, the Repayment, the Gabelli Allocation, the Five Star Majority Ownership, and the Distribution on National Patent Development's historical financial information. The adjustments are described in the Notes to the Pro Forma Consolidated Financial Information (Unaudited) and are set forth in the "Pro Forma Adjustments" columns.

         The unaudited Pro Forma Consolidated Financial Information of National Patent Development should be read in conjunction with the historical financial statements of National Patent Development beginning on page F-1. We have presented unaudited pro forma financial information to give you a better picture of what our financial statements might have looked like if the Additional Overhead, the Repayment, the Gabelli Allocation, the Five Star Majority Ownership, and the Distribution had occurred as of such dates. Actual results may have differed from pro forma results. You should not rely on the pro forma financial information as being indicative of the financial position that would have resulted, the results of operations that would have been attained or future results after the spin-off.

                     NATIONAL PATENT DEVELOPMENTCORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                        (in thousands, except share data)
                                   (unaudited)


                                                                          Pro forma
                                                                            Before
                                                        Pro forma         Five Star      Five Star       Pro forma       Pro forma
                                      Historical  Adjustments(A)    Consolidation   Historical(B)    Adjustments(B)    Consolidated
Sales                                    $6,182                            $6,182       $75,053                            $81,235
Cost of sales                             4,927                             4,927        61,818                             66,745
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
Gross margin                              1,255                             1,255        13,235                             14,490
Selling, general and administrative      (1,556)          (1,500)          (3,056)      (11,518)          109 (C)          (14,328)
                                                                                                          137 (D)
Interest expense                           (143)                             (143)         (781)          250 (E)             (674)
Income(loss) related to equity,             497                               497                        (250) (E)
investee                                                                                                 (247) (F)
Minority interest                                                                                        (250) (F)            (250)
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
Income (loss) before income taxes            53           (1,500)          (1,447)          936          (251)                (762)
Income tax (benefit) expense                 20              (20)               0           393            53(G)               446
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
Net  income(loss)                            33           (1,480)          (1,447)          543          (304)              (1,208)
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
------------------------------------- ----------- ----------------- --------------- --------------- ----------------- --------------
Pro forma net (loss) per share:
Basic and diluted                                                                                                           $ (.07)
                                                                                                                              =====
Number of common
  shares outstanding (H)                                                                                                  7,454,963
                                                                                                                         ==========


                     NATIONAL PATENT DEVELOPMENTCORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (in thousands, except per share data)
                                   (unaudited)




                                                                          Pro forma
                                                                           Before
                                                           Pro forma      Five Star      Five Star     Pro forma          Pro forma
                                           Historical  Adjustments(A)  Consolidation   Historical(B)   Adjustments(B)   Consolidated
Sales                                         $9,996                         $9,996         $94,074                        $104,070
Cost of sales                                  7,897                          7,897          77,461                          85,358
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
Gross margin                                   2,099                          2,099          16,613                          18,712
Selling, general and administrative           (2,047)          (1,900)       (3,947)        (14,763)          98(C)         (18,439)
                                                                                                             173(D)
Interest expense                                (208)                          (208)         (1,131)         384(E)           (955)
Investment (loss) and other income, net            9                              9                                              9
Income(loss) related to equity investee          439                            439                         (384)(E)
                                                                                                             (55)(F)
Minority interest                                                                                           (180)(F)          (180)
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
Income (loss) before income taxes                292           (1,900)       (1,608)            719           36              (853)
Income tax (benefit) expense                     145             (145)            0             328           67(G)            395
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
Net income(loss)                                $147          $(1,733)      $(1,608)           $391         $(31)          $(1,248)
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
------------------------------------------ ----------- --------------- --------------- --------------- -------------- --------------
Pro forma net (loss) per share:
Basic and diluted                                                                                                           $ (.07)
                                                                                                                            =======
Number of common
  shares outstanding (H)                                                                                                 17,454,963
                                                                                                                         ==========

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2003
                                 (in thousands)
                                   (unaudited)


                                                                           Pro forma
                                                                            Before
                                                          Pro forma        Five Star       Five Star      Pro forma      Pro forma
                                           Historical    Adjustments     Consolidation    Historical(B)  Adjustments(B) Consolidated
Assets
Current assets
Cash and cash equivalents                      $577           233(I)          $2,685              $7                        $2,692
                                                           $1,875(J)
Accounts and other receivables, net           1,852                            1,852          13,268                        15,010
Inventories                                   1,803                            1,803          20,222                        22,025
Prepaid expenses and other current assets       357                              357             427                           784
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
Total current assets                          4,589         2,108              6,697          33,924                        40,621
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
Receivable from GP Strategies                10,233       (10,233)(I)
Investments in and note
 receivable from investees                    5,032                            5,032                       (3,500)(E)
                                                                                                           (1,532)(F)
Marketable securities available for sale        904         3,500(I)           4,404                                         4,404
Property, plant and equipment, net            5,463                            5,463             787         (311)(L)        5,740
                                                                                                             (199)(G)
Goodwill                                        182                              182                                           182
Deferred income taxes                                                                            229          199(G)           428
Other assets                                  2,994                            2,994              78                         3,072
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
                                            $29,397       $(4,625)           $24,772         $35,018         $(5, 343)     $54,447
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------

Liabilities and stockholders' equity
Current liabilities
Short-term borrowing                                                                          17,616                       $17,616
Current maturities of long-term debt            890                              890                                           890
Accounts payable and accrued expenses           727                              727          10,063                        10,790
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
Total current liabilities                    $1,617                           $1,617         $27,679                       $29,196
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
Long-term debt less current maturities        2,820                            2,820                                         2,820
Deferred tax liability                          931                              931                                           931
Minority interest                                                                                           1,996(F)         1,996
Loan to GP Strategies                                                                          3,500       (3,500)(E)

Stockholder's equity
Common stock                                                  175(K)             175             153         (153)(F)          175
Capital in excess of par value                             17,258(K)          19,133           8,071       (8,071)(F)       19,133
                                                            1,875(J)
Stockholder's investment                     17,433       (17,433)(K)
Retained earnings (deficit)                   6,295        (6,500)(I)           (205)         (4,363)       4,363(F)          (205)
Cumulated other comprehensive income (loss)     301                              301              21          (21)(F)          301
Treasury stock                                                                                   (43)          43(F)
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
Total stockholders' equity                   24,029        (4,625)            19,404           3,839       (3,839)          19,404
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
                                            $29,397       $(4,625)           $24,772         $35,018      $(5,343)         $54,447
------------------------------------------------------- --------------- ---------------- -------------- -------------- -------------
------------------------------------------------------------------------------------------------------------------------------------

      See accompanying notes to Pro forma Consolidated Financial Statements

Notes to Pro forma Consolidated Financial Statements:

(A) To reflect estimated Additional Overhead consisting of (i) certain general corporate expenses previously incurred by GP Strategies at the holding company level, including compensation of certain corporate personnel transferred to National Patent Development, net of management fee estimated to be charged to GP Strategies for services performed plus (ii) estimated allocation of compensation and other expenses related to executive officers of both National Patent Development and GP Strategies, who will remain on the payroll of GP Strategies, for services estimated to be performed for National Patent Development.

(B)      To consolidate Five Star as a result of the Five Star Majority
         Ownership.

(C)      To eliminate management fee charged to Five Star by GP Strategies.

(D) To reduce the depreciation expense relating to property, plant and equipment to reflect the reduction in property, plant and equipment resulting from the allocation of negative goodwill arising in purchase accounting.

(E)      To eliminate inter-company balances and related interest.

(F) To eliminate investment and reflect 46% minority interest as a result of the Five Star Majority Ownership.

(G) To record the tax effect of the negative goodwill arising in purchase accounting which reduced property, plant and equipment.

(H) Pro forma basic and diluted (loss) per share is based upon the number of shares of GP Strategies common stock and Class B capital stock outstanding at September 30, 2003.

(I)      Adjustment to reflect the Repayment as follows:

           Cash                                                        $   233
           Millennium Cell common stock at fair value                    3,500
           Valera Pharmaceuticals common stock at fair value             6,500
                                                                       -------
           Total value transferred to repay receivable                  10,233
           Carrying value to GP Strategies of assets transferred        (3,733)
                                                                        -------
           Excess of receivable balance treated as a distribution
           to GP Strategies                                             $6,500
                                                                        ======

(J)      Adjustment to reflect the Gabelli Allocation.

(K) To reflect the issuance of 17,454,963 shares of common stock based upon the number of shares of GP Strategies common stock and Class B capital stock outstanding on September 30, 2003. The actual number of shares ultimately to be issued by National Patent Development and distributed will depend on the number of shares of GP Strategies common stock and Class B capital stock outstanding on the record date of Distribution.

(L) To reflect the reduction in property, plant and equipment resulting from the allocation of negative goodwill arising in purchase accounting.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis together with the audited consolidated financial statements and notes thereto included elsewhere in this Information Statement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this Information Statement entitled "Special Considerations" and "Forward-Looking Statements."

General Overview

         The following is a discussion and analysis of the separate historical consolidated financial statements of National Patent Development and should be read in conjunction with those financial statements, which are found elsewhere in this Information Statement.

         The historical financial statements included herein may not be indicative of the results of operations, financial position and cash flows of National Patent Development in the future or had it operated as a separate, independent company during the periods presented. GP Strategies has provided to National Patent Development general management, legal, treasury, tax, and financial reporting services. GP Strategies' costs have been allocated to National Patent Development and included in the discussion herein on a basis that management believes is reasonable based on the historical business of National Patent Development. This allocation may not necessarily equal the costs that would have been or will be incurred by National Patent Development on a stand-alone basis. Management believes that the overhead of National Patent Development after the spin-off will be greater than the overhead based on the historical business of National Patent Development.

         The historical financial information included herein gives effect to the Contribution but does not reflect the Additional Overhead, the Repayment, the Gabelli Allocation, the Five Star Majority Ownership, or the Distribution, all of which are reflected in the unaudited pro forma financial information as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002.

Consolidated Results of Operations

Nine Months Ended September 30, 2003 compared to Nine Months
Ended September 30, 2002

         National Patent Development had income before income taxes of $53,000 for the nine months ended September 30, 2003 as compared to income before income taxes of $376,000 for the nine months ended September 30, 2002. The decrease in profitability of $323,000 is primarily related to a $436,000 decrease in gross margin at MXL from $1,691,000 to $1,255,000. This decrease in gross margin was attributable to a decrease in sales and the discontinuation by MXL of certain low margin product lines in its Chicago facility.

         Sales. For the nine months ended September 30, 2003, sales declined by $1,509,000 to $6,182,000 as compared to $7,691,000 for the nine months ended September 30, 2002. The decrease is primarily related to the downturn in the economy and MXL ceasing to take orders on low margin products at its Chicago facility.

         Gross margin. Gross margin of $1,255,000 for the nine months ended September 30, 2003 decreased by $436,000, compared to gross margin of $1,691,000 for the nine months ended September 30, 2002. The reduction in gross margin was primarily attributable to the reduction in MXL's sales level and expenses relating to the discontinuation by MXL of certain low margin product lines in its Chicago facility.

         Selling, general and administrative. For the nine months ended September 30, 2003, selling, general and administrative expenses of $1,556,000 decreased $22,000 from $1,578,000 for the nine months ended September 30, 2002. The decrease was primarily attributable to a reduction in a non-cash credit of $53,000 related to a deferred compensation plan of GP Strategies in which certain employees of MXL participated, offset by decreases in other expenses of approximately $75,000.

         Income (loss) related to equity investee. Income related to equity investee for the nine months ended September 30, 2003 increased $83,000 to $497,000 from $414,000 for the nine months ended September 30, 2002. The decrease was primarily related to a decrease in interest income of approximately $44,000 as a result of a decrease in the principal balance of a note receivable from Five Star, offset by an increase in the investment in Five Star of $40,000.

         Income taxes. National Patent Development had an effective tax rate of (50.00%) and 52.7% for the nine months ended September 30, 2003 and September 30, 2002, respectively. The tax rates were primarily due to rounding adjustments to the nearest thousand for 2003 and certain nondeductible items for which no benefit has been provided in 2002.

Year Ended December 31, 2002 compared to Year Ended December 31, 2001

         National Patent Development had income before income taxes of $292,000 for the year ended December 31, 2002 as compared to income before income taxes of $764,000 for the year ended December 31, 2001. The decrease in profitability of $472,000 was primarily related to a decrease in gross margin at MXL of $717,000 from $2,816,000 to $2,099,000 for the year ended December 31, 2002, an increase in selling, general and administrative expenses of $83,000, an increases in income related to equity investee of approximately $180,000 to $439,000 and an increase in investment (loss) and other income, net of $187,000 to $9,000 from $(178,000) for the year ended December 31, 2001.

         Sales. For the year ended December 31, 2002, sales declined from $11,184,000 to $9,996,000 or by $1,188,000. The decrease is primarily related to the downturn in the economy and as a result of the effects of September 11, 2001.

         Gross margin. Gross margin of $2,099,000 for the year ended December 31, 2002 decreased by $717,000, compared to gross margin of $2,816,000 for the year ended December 31, 2001. The reduction in gross margin was primarily a result of the reduction in MXL's sales levels for the period.

         Selling, general and administrative expenses. For the year ended December 31, 2002, selling, general and administrative expenses of $2,047,000 increased $83,000 from $1,964,000 for the year ended December 31, 2001. The increase was primarily attributable to increases of expenses of approximately $70,000 together with a decrease in a non-cash credit of approximately $13,000 relating to a deferred compensation plan of GP Strategies in which certain employees of MXL participated.

         Income (loss) related to equity investee. Income (loss) related to equity investee for the year ended December 31, 2002 increased $180,000 to $439,000 from $259,000 for the year ended December 31, 2001. The increase was related to a writedown of $200,000 in the investment in Five Star during the year ended December 31, 2001. In addition, effective January 1, 2002 upon adoption of FASB Statement No. 142 the amortization of goodwill allocable to excess of the carrying value of investment in Five Star ceased. During the year ended December 31, 2001, the amortization of goodwill was $96,000.

         Investment (loss) and other income, net. Investment (loss) and other income, net for the year ended December 31, 2002 increased $187,000 to $9,000 compared to $(178,000) for the year ended December 31, 2001. The increase was primarily as a result of the recognition of an impairment loss of $200,000 from its Avenue Entertainment marketable security investment during the year ended December 31, 2001.

         Income taxes. National Patent Development had an effective tax rate of 49.7% and 51.7% for the years ended December 31, 2002 and December 31, 2001, respectively. The rate was primarily due to certain nondeductible items, and in 2001, the effect of an impairment loss on the Avenue Entertainment marketable security for which no tax benefit has been provided.

Year Ended December 31, 2001 compared to Year Ended December 31, 2000

         National Patent Development had income before income taxes of $764,000 for the year ended December 31, 2001 as compared to a loss before income taxes of $1,468,000 for the year ended December 31, 2000. The increase in profitability of $2,232,000 was primarily related to an increase in income
(loss) related to equity investee of $2,192,000 to $259,000 from $(1,933,000), a decrease in selling, general and administrative expenses of $117,000, and a decrease of interest expense of $67,000, offset by a decrease in investment
(loss) and other income, net, of $62,000 and a decrease in gross margin of $72,000.

         Sales. For the year ended December 2001, sales increased from $10,998,000 to $11,184,000 or by $186,000. The increase was primarily attributable to a slight increase in sales to MXL's major customers.

         Gross margin. Gross margin of $2,816,000 for the year ended December 31, 2001 decreased slightly by $72,000 compared to gross margin of $2,888,000 for the year ended December 31, 2000. The slight decrease was primarily attributable to slightly higher costs incurred for the period.

         Selling, general and administrative expenses. For the year ended December 31, 2001, selling, general and administrative expenses of $1,964,000 decreased $117,000 from $2,081,000 for the year ended December 31, 2000. The decrease was primarily attributable to an increase in a non-cash credit of $186,000 relating to a deferred compensation plan of GP Strategies in which certain employees of MXL participated, offset by increases in other expenses of approximately $69,000.

         Income (loss) related to equity investee. Income (loss) related to equity investee, net for the year ended December 31, 2001 increased $2,192,000 to $259,000 from $(1,933,000) for the year ended December 31, 2000. The increase was primarily related to a writedown of $2,400,000 in the investment in Five Star in the year ended December 31, 2000. Such writedown reflected a loss in value which management determined to be other than a temporary decline.

         Investment (loss) and other income, net. Investment (loss) and other income, net for the year ended December 31, 2001 increased by $62,000 to $(178,000) from $(240,000) for the year ended December 31, 2000. The increase was attributable to a decrease of $100,000 in impairment losses recorded on the investment in Avenue Entertainment. Impairment losses of $200,000 and $300,000 on Avenue Entertainment were charged to operations during the years ended December 31, 2001 and 2000, respectively.

         Income tax. National Patent Development had an effective tax rate of 51.7% and (34.6%) for the years ended December 31, 2001 and December 31, 2000, respectively. The increased 2001 rate was primarily due to the effect of an impairment loss on the Avenue Entertainment marketable security for which no tax benefit has been provided.

Liquidity and Capital Resources

         At September 30, 2003, National Patent Development had cash and cash equivalents totaling $577,000 plus 293,271 shares of common stock of Millennium Cell with a market value of $850,000. In addition, National Patent Development has been allocated $1,875,000 of the $7,500,000 received for the Gabelli Note pursuant to the Gabelli Allocation, and on October 17, 2003 received pursuant to the Repayment an additional 1,000,000 shares of common stock of Millennium Cell with a market value on that date of approximately $3,500,000 as well as GP Strategies' investment in Valera Pharmaceuticals. National Patent Development believes the aforementioned resources together with potential equity financings, as well as the cash received from the sale of other assets, will be sufficient to fund the working capital and other requirements of National Patent Development for the foreseeable future.

         For the nine months ended September 30, 2003, National Patent Development's working capital decreased by $982,000 to $2,972,000 when compared to December 31, 2002. The working capital decrease was primarily attributable to a borrowing for the purchase of the certain assets from AOtec.

         The increase in cash and cash equivalent of $15,000 for the nine months ended September 30, 2003 resulted from net cash provided by operations of $1,044,000, cash used in financing activities of $1,900,000 for repayment of long term debt and distributions to GP Strategies and cash provided by investing activities of $871,000 resulting from $1,000,000 payment received on the Five Star Products Note.

Management discussion of critical accounting policies

         The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

         Certain of our accounting policies require higher degrees of judgment than others in their application. These include valuation of accounts receivable, accounting for investments, and impairment of long-lived assets which are summarized below. In addition, Note 1 to the audited financial statements, included elsewhere in this Information Statement, includes further discussion of our significant accounting policies.

Valuation of accounts receivable

         Provisions for allowance for doubtful accounts are made based on historical loss experience adjusted for specific credit risks. Measurement of such losses requires consideration of National Patent Development's historical loss experience, judgments about customer credit risk, and the need to adjust for current economic conditions. The allowance for doubtful accounts as a percentage of total gross trade receivables was 1.3% and 4.1% at December 31, 2002 and 2001, respectively.

Impairment of long-lived tangible assets

         Impairment of long-lived tangible assets with finite lives result in a charge to operations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived tangible assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by determining the amount by which the carrying amount of the assets exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost of sale.

         The measurement of the future net cash flows to be generated is subject to management's reasonable expectations with respect to National Patent Development's future operations and future economic conditions which may affect those cash flows.

         As of December 31, 2002, the company holds undeveloped land in Pawling, New York available for sale with a carrying amount of approximately $2.9 million, which management believes is less than its fair value, less cost of sale. However, such land is subject to a mortgage securing indebtedness of GP Strategies. See " Description of Indebtedness."

Accounting for investments

         National Patent Development's investment in marketable securities are classified as available-for-sale and recorded at their market value with unrealized gains and losses recorded as a separate component of stockholder's equity. A decline in market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment loss which is charged to earnings. National Patent Development has recorded impairment losses of $200,000 in 2001 and $300,000 in 2000 on one of its marketable security investments. In addition, National Patent Development has recorded impairment losses of $200,000 in 2001 and $2,400,000 in 2000 on its investment in Five Star, which was then accounted for using the equity method. Management determined those losses to be other than temporary decline.

         Determination of whether an investment is impaired and whether an impairment is other than a temporary requires management to evaluate evidence as to whether an investment's carrying amount is recoverable within a reasonable period of time considering factors which include the length of time that an investment's market value is below its carrying amount and the ability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

Recent accounting pronouncements

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement is effective for National Patent Development in fiscal 2003. National Patent Development has evaluated SFAS No. 143 and does not anticipate that the impact of the new pronouncement would have a material impact on National Patent Development's Consolidated Financial Statements.

         During April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other items, SFAS No. 145 updates and clarifies existing accounting pronouncements related to reporting gains and losses from the extinguishment of debt and certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 are generally effective for fiscal years beginning after May 15, 2002, with earlier adoption of certain provisions encouraged. The application of SFAS No. 145 did not have and is not expected to have a material impact o National Patent Development's Consolidated Financial Statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. National Patent Development is required to adopt the provisions of SFAS No. 146 for exit or disposal activities, if any, initiated after December 31, 2002. Although National Patent Development believes the adoption of SFAS No. 146 will not impact the consolidated financial position or results of operations, it can be expected to impact the timing of liability recognition associated with future exit activities, if any.

         FAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123" ("SFAS No. 148"), was issued in December 2002 and the transition guidance and annual disclosure provisions are effective for National Patent Development for the quarterly interim periods beginning in 2003. SFAS No. 148 amends SFAS Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used. National Patent Development continues to account for stock-based compensation using APB Opinion No. 25 and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. National Patent Development has adopted the disclosure provisions for the current fiscal year and has included this information in Note 2 to National Patent Development's Consolidated Financial Statements.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others" ("FIN No. 45"). FIN No. 45 elaborates on the disclosures for interim and annual reports regarding obligations under certain guarantees issued by a guarantor. Under FIN No. 45, the guarantor is required to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. The recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements for FIN No. 45 are effective for interim and annual financial statements issued after December 15, 2002. National Patent Development has evaluated FIN No. 45 and does not anticipate that the impact of the new pronouncement would have a material impact on National Patent Development's Consolidated Financial Statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The provisions of FIN No. 46 are effective immediately for all entities with variable interests in variable interest entities created after December 31, 2002. The provisions of FIN No. 46 are effective for public entities with a variable interest in a variable interest entity created prior to January 1, 2003 no later than the end of the first annual reporting period beginning after September 15, 2003. National Patent Development evaluated FIN No. 46 and does not anticipate that its application will affect its financial statements. If it is determined that National Patent Development should consolidate any such entity, National Patent Development would recognize certain assets and debt on its consolidated balance sheet and a cumulative adjustment for the accounting change in the consolidated statement of operations.

         In November 2002, the EITF reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This Issue provides guidance on when and how to separate elements of an arrangement that may involve the delivery or performance of multiple products, services and rights to use assets into separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The transition provision allows either prospective application or a cumulative effect adjustment upon adoption. National Patent Development is currently evaluating the impact of adopting this guidance; however, management does not believe that this will have a material impact.

Quantitative and Qualitative Disclosures About Market Risk

         National Patent Development is exposed to the impact of interest rate, market risks and currency fluctuations. In the normal course of business, National Patent Development employs internal processes to manage its exposure to interest rate, market risks and currency fluctuations. National Patent Development's objective in managing its interest rate risk is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. National Patent Development is exposed to the impact of currency fluctuations because of its sales to customers in foreign countries.

         As of December 31, 2002, National Patent Development had $1,505,000 of variable rate borrowings. National Patent Development estimates that for every 1% fluctuation in general interest rates, assuming debt levels at December 31, 2002, interest expense would vary by $15,000.



                                    BUSINESS

         We are currently a wholly-owned subsidiary of GP Strategies. Following the Distribution, we will own MXL, a 54% interest in Five Star, as well as certain of GP Strategies' non-core assets, including an investment in a publicly-held company, Millennium Cell, an approximately 25% interest in a private company, Valera Pharmaceuticals, certain real estate and the right to certain of the proceeds from a litigation claim.

                                 MXL Industries

General

         Our wholly-owned subsidiary, MXL, is a molder and precision coater of optical plastics. MXL is a specialist in the manufacture of polycarbonate parts requiring adherence to strict optical quality specifications, and in the application of abrasion and fog resistant coatings to those parts. Polycarbon is the most impact resistant plastic utilized in optical quality molded parts. MXL's products include shields, face masks and non-optical plastic products, produced for over 50 clients in the safety, recreation, and military industries. Additionally, MXL's Midwest operations, previously known as The Woodland Mold and Tool Division of MXL, have the capability to design and construct injection molds for a variety of applications (optical and non-optical).

         Established over thirty years ago, MXL evolved into one of the leading coaters of polycarbonate and acrylic parts. A growing insistence on quality coating results led MXL to also establish itself as a specialist in the injection molding of optical quality polycarbonate, thus enabling MXL to control the process from start to finish. At its Lancaster, PA facility, molding machines are housed in a climate controlled clean environment designed and built by MXL. Coating lines also feature a controlled, enclosed environment and are CFC -free.

         MXL's Chicago division, Woodland Mold and Tool, was acquired by MXL in 1987 as MXL's business grew to include in-house optical injection molding. Chicago's capabilities range from the production of long-life tooling for standard molding applications to the design, construction and repair and polishing of sophisticated optical mold.

         On September 15, 2003, MXL acquired certain of the precision custom optical assemblies inventory, machinery and equipment of AOtec for $1.1 million in cash and notes, subject to adjustment. AOtec, located in the Massachusetts area, is a successor to the American Optical Corporation, one of the pioneers in optics research and development for over 160 years. As of November 15, 2003, MXL has paid this purchase price by the payment of $550,000 in cash and the issuance of two notes in the amount of $275,000 each, due August 5, 2004 and August 5, 2005, which we refer to as the AOtec Notes. The AOtec Notes bear interest on the unpaid principal amount at the rate of 4% per annum.

         MXL's contracts in the military and commercial arena often require either vacuum deposited beam-splitter coatings, vacuum deposited anti-reflective coatings, laser eye protection, or a combination of these technologies in addition to MXL's historic capabilities of providing difficult and optically correct molded and coated components. Prior to the acquisition of the equipment and intellectual property assets from AOtec, MXL was required to enter into subcontracting arrangements to secure these technologies. The laser eye protection technology, vacuum deposition processing, and equipment acquired from AOtec, will enable MXL to better service purchase orders for precision pilot visors for next generation military fighter and attack aircraft, which require beam-splitter and anti-reflective coatings and will shortly require laser eye protection.

         MXL has earned a reputation as a leading toolmaker, molder and coater for optical quality products in the United States by consistently meeting its customer's requirements, even in the case of the most difficult designs and compound curve optics. This expertise has allowed MXL to expand its customer base beyond the United States to Japan, the United Kingdom, Europe, the Middle East, Mexico, Canada, Australia and other locales.

         MXL's net sales in the regions it does business for the nine months ended September 30, 2003 and 2002 and for the fiscal years ended December 31, 2002, 2001 and 2000, based upon the customers' locations, are as follows (in thousands):


                                     Nine Months Ended
                                       September 30,                           Year Ended December 31,
                                 --------------------------          --------------------------------------------
                                 --------------- ----------          -------------- -------------- --------------
                                         2003         2002                    2002           2001           2000
                                         ----         ----                    ----           ----           ----
                                        (unaudited)

United States                            $5,107     $6,531                  $8,264         $9,465         $9,626
Far East                                    811        864                   1,266          1,150            981
Other North America                         161        141                     172             46             41
Western Europe                               91         75                     163            278            130
Middle East                                  12         80                     131            245            220
                                         -------     ---------               -----        ------           ------

Total                                    $6,182     $7,691                  $9,996        $11,184        $10,998
                                         ======     ======                  ======        =======        =======


         MXL has been continuously and actively engaged in its optical plastics business since 1968. GP Strategies has owned all of the MXL stock since 1973.

Industry Overview and Competition

         The optical quality molding business requires expertise, experience and an environment totally committed to the task. It requires the construction of a facility designed and constructed expressly for precision injection molding and personnel with the technical expertise to run such facility.

         The markets for the products currently manufactured and sold by MXL are characterized by extensive competition. The principal competitive factors of MXL are its reputation for quality, service and integrity. MXL is able to provide its customers with a breadth of experience, from mold design through mold construction, to injection molding, coating, laser eye protection and/or high technology optical coating. MXL is able to accomplish the most complex projects for its customers. In addition, MXL's engineering, performance, availability and reliability are important competitive factors.

         Many existing and potential competitors have greater financial, marketing and research resources than MXL.

Business Strengths

         MXL has earned a reputation as one of the leading toolmakers, molders and coaters for optical quality products in the Unites States by consistently meeting its customers requirements, even in the case of the most difficult designs and compound curve optics.

         As a pioneer in the optical plastic coating business, MXL offers expertise in designing new parts and products for its customers. MXL has spent over 30 years developing and perfecting its coating technology and materials.

         The market for optical injection molding, tooling and coating is focused, leading to intense competition. The following major competitive strengths and characteristics of MXL.

o Reputation for Quality and Service. MXL's on-going commitment to quality has enabled it to meet the rigorous requirements of its most valued customers and has earned it a reputation as the premier optical injection molder in the industry. MXL has a reputation for on-time delivery, and its return rate is exceptionally low, representing less than 1% of sales volume. As these customers continue to focus on product quality, MXL's past performance and long-term improvement programs should further strengthen customer relationships.

o Superior Technical Skills and Expertise. The engineering experience of MXL's senior management has enabled MXL to take advantage of state-of-the-art injection molding technology and effectively develop cost-effective and efficient production facilities. MXL's proprietary HYDRON(R) permanent anti-fog coating absorbs moisture to form a barrier against fogging.

o ISO 9002 Certification. MXL's Pennsylvania and Massachusetts facilities are ISO 9002 certified-a universally accepted quality assurance designation indicating the highest quality manufacturing standards. A certification by the International Standards Organization means that a company maintains a quality system that is regularly assessed for compliance to ISO standards. Meeting the ISO standard of quality confirms MXL's commitment to manufacturing excellence.

o Integrated Plastics Business. The combination of MXL's original business and its recently acquired equipment and technology from AOtec, has created an integrated business which offers clients a full range of design, production and marketing services for molded and coated optical plastic products.

o Modern Automated Manufacturing. MXL's presses and coating lines, state-of-the-art for the molding business, are efficiently designed and well maintained. The equipment can be quickly reconfigured to meet specific job requirements.

o Well-Qualified Management Team. MXL's senior management has extensive experience in all aspects of the plastic molding and coating industry. The senior management team has in excess of 10 years of direct experience in the industry.

o Attractive Growth Opportunities. With the leadership of the senior management, MXL is poised to enter any plastic molding and coating business. Its acquisition of certain of the AOtec assets was a logical extension of its position as a leading provider of optical quality injection molds by allowing MXL to further expand its business into the military arena. MXL believes that the combination of its proprietary "Anti-Fog" coating, precise processing of the "Anti-Scratch" coatings, precise molding and proprietary grinding and polishing methods for its injection tools as well as its vacuum deposited anti-reflection coatings and laser eye protection technology will provide it with the opportunity to expand into related products.
Strategy

         MXL intends to leverage its expertise as a molder and coater of optical quality products by expanding into other markets and products. The performance of MXL in the future will depend on its ability to develop and market new products that will gain customer acceptance and loyalty, as well as its ability to adapt its product offerings to meet changing pricing conditions and other factors.

Markets and Products

         MXL focuses its manufacturing capabilities in three distinct capacities: injection molding, precision coating of optical plastics, and tool and mold design and manufacture.

         Injection Molding. MXL has the capability to manufacture a wide variety of custom injection molding plastics for the recreation, industrial safety and defense industries. Some of the products that MXL produces include facemasks and shields for recreation purposes and industrial safety companies. All of MXL's custom molding involves poly-carbon, which is a difficult resin to mold and has required the development of sophisticated manufacturing skills. MXL's closed-loop process control system monitors and provides quality-assurance for every critical variable from resin drying, through mold temperature and alignment, to robotic part removal. MXL's specially designed clean room environment automatically removes dust and holds temperature and humidity constant throughout the year.

         Precision Coating. MXL's two coating lines allow it to offer a wide range of coating technologies to its customers. These services include dual coating processes, urethane hard coat, silicone hard coat, permanent anti-fog, and finish application design. 80% of MXL's coating business is for abrasion resistant purposes and 20% is for anti-fog applications. MXL's two coating lines were designed and built in-house, and allow for maximum flexibility and quality throughout the coating process. All functions are controlled by state-of-the-art programmable controllers and A.C. Linear drives and robotics. These highly flexible dip and spray operations can deliver a variety of coatings for parts as large as eight inches by twenty-six inches, including anti-scratch on all surfaces, anti-fog on all surfaces, one coating on one side only or dual coating with anti-scratch on one side and anti-fog on the opposite side.

         Tool Manufacturing. The Midwest operations use nine tool and die makers to produce optical injection mold tools and standard injection mold tools in sizes up to 36 inches x 36 inches x 36 inches.

         AOtec. MXL serves as the prime contractor for several major development programs in industry and government at its Massachusetts facility which is separated into several independent groups: precision optical systems, including medical optics, military eye wear and custom molded and decorated products. In order to maintain its competitive position, MXL has traditionally invested in state of the art equipment, including molding presses ranging from 60 to 485 tons, automation equipment, clean room facilities, and vacuum and dip coating equipment. MXL utilizes computer aided design software to design its optical products. In addition, modern computer controlled molding machinery is used to fabricate precision optic components.

Manufacturing and Raw Materials

         MXL's primary raw materials are plastic resin (principally polycarbonate), silicone hard coatings and HYDRON(R) anti-fog coating. MXL is able to fulfill its requirements for plastic resin through arrangements with various distributors and is able to fulfill its requirements for silicone hard coating from manufacturers. MXL manufactures its proprietary HYDRON(R), which is applied as a fog resistant coating to its optical products.

Customers

         As the market for optical injection molded plastics is relatively focused, MXL serves virtually all of the major users. The customer base of MXL includes over 50 commercial customers in 27 states and Japan, the United Kingdom, Europe, the Middle East, Mexico, Canada and Australia. These commercial customers are primarily in the recreation, safety, and security industries. MXL's largest three customers accounted for approximately 52% of MXL's total sales in 2002 and MXL's largest customer comprised approximately 23% its total sales in 2002.

         MXL's government customers include various offices of the Department of Defense. MXL is required to comply with various federal regulations including military specifications and Federal Acquisition Regulations for military end use applications. There are no government contracts subject to renegotiation or termination at the election of the government.

Sales and Distribution

         Because of the narrow niche MXL serves, its sales and marketing effort concentrates on industry trade shows, such as the Society of Plastics Engineers, and advertising in industry journals. Its senior management team, as well as four marketing and sales executives, are responsible for the sales and marketing effort. It also utilizes one sales representative to market its products.

Backlog

         At September 30, 2003, MXL's backlog was approximately $837,000, as compared to backlog of $1,348,000 at September 30, 2002.

Patents, Trademarks, and other Intellectual Property

         The names MXL and HYDRON are registered trademarks. In connection with the AOtec transaction, MXL entered into an exclusive, royalty-free perpetual license (with the right to grant sublicenses) to use the trademarks AOTEC(TM) and AOGUARD(TM) for military eye protection products, electro-optical systems and precision molded and coated plastic components.

Environmental Matters and Governmental Regulations

         For its manufacturing work as a subcontractor in the military industry, MXL is required to comply with various federal regulations including Military Specifications and Federal Acquisition Regulations for military end use applications. In addition, MXL's activities may subject it to federal, state and local environmental laws and regulations. MXL believes that it is in compliance in all material respects with such government regulations and environmental laws.

Employees

         As of September 30, 2003, MXL employed approximately 92 persons, including 49 at its Lancaster facility, 10 in its Chicago facility and 33 at its new Massachusetts facility, of whom 47 are in production or shipping, with the remainder serving in executive, administrative office and sales capacities. None of MXL's employees are subject to collective bargaining agreements. MXL believes its relationship with its employees is good.

Properties

         In 1976, MXL purchased a 4.5 acre property in Lancaster, Pennsylvania and constructed a two-story, 34,000 square foot facility, which serves as both headquarters and operating facilities. MXL added a 15,000 square foot addition in 1997. The facility includes five injection presses and two coating lines which are housed in a climate controlled clean environment and were designed and built in-house. The Chicago division, formerly its Woodland Mold and Tool division, purchased in September 1988 a single tract, 53,000 square foot facility in Downer's Grove, Illinois, which is its headquarters and operating facility. In September 2003, MXL entered into a three-year lease for a 55,000 square foot storage and manufacturing facility in Southbridge, Massachusetts for its newly purchased equipment from AOtec. MXL's Pennsylvania and Massachusetts facilities are ISO 9002 certified, indicating achievement of the highest standards of manufacturing excellence. MXL believes that all of its facilities and equipment are in good condition and are well maintained and able to continue to operate at present levels and as anticipated by our present business strategy.

Legal Proceedings

         MXL is from time to time subject to litigation or other legal proceedings arising in the ordinary course of business. National Patent Development believes that the outcome of such proceedings will not have a material adverse effect on its financial condition, results of operations and cash flows.

                               Five Star Products

General

         As of October 8, 2003, we owned 54% of the outstanding common stock of Five Star, an increase of our ownership from approximately 48%. As a result, the financial results of Five Star will be consolidated in our financial statements beginning in the fourth quarter of 2003.

         Five Star is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,500 independent retail dealers in twelve states, making Five Star one of the largest distributors of its kind in the Northeast. Five Star operates two state -of -the -art warehouse facilities, located in Newington, CT and East Hanover, NJ. All operations are coordinated from Five Star's New Jersey headquarters.

         In the first quarter of 2000, Five Star expanded its sales territory with the addition of an established, dedicated sales force servicing the Mid-Atlantic States, as far south as Virginia. This new addition to the sales force generates revenues of approximately $7 million annually. Five Star services this new territory from its 236,000 square foot East Hanover, New Jersey facility, from which it currently services the Northeast. Five Star's ability to service this territory from its existing New Jersey facility has enabled Five Star to leverage its fixed costs over a broader revenue base.

         Five Star offers products from leading manufacturers such as Cabot Stain, William Zinsser & Company, DAP, General Electric Corporation, American Tool, USG, Stanley Tools, Minwax and 3M Company. Five Star distributes its products to retail dealers, which include lumber yards, "do-it yourself" centers, hardware stores and paint stores principally in the northeast region. It carries an extensive inventory of the products it distributes and provides delivery, generally within 24 to 72 hours. Five Star has grown to be one of the largest independent distributors in the Northeast by providing a complete line of competitively priced products, timely delivery and attractive pricing and financing terms to its customers. Much of Five Star's success can be attributed to a continued commitment to provide customers with the highest quality service at reasonable prices.

         As one of the largest distributors of paint sundry items in the Northeast, Five Star enjoys cost advantages and favorable supply arrangements over the smaller distributors in the industry. This enables Five Star to compete as a "low cost" provider. Five Star uses a fully computerized warehouse system to track all facets of its distribution operations. Five Star has enhanced the sophistication of its warehouse and office facilities to take full advantage of economies of scale, speed the flow of orders and to compete as a low cost distributor. Nearly all phases of the selling process from inventory management to receivable collection are automated and tracked; all operations are overseen by senior management at the New Jersey facility. Five Star is able to capitalize on manufacturer discounts by strategically timing purchases involving large quantities.

         Management takes a proactive approach in coordinating all phases of Five Star's operations. For example, sales managers require all sales representatives to call on customers once every week. Each salesperson transmits his or her orders through Five Star's automated sales system, to the IBM AS/400 computer located at the New Jersey facility. The salesperson system combines the ability to scan product codes in the customers' stores and download the information to a laptop computer for final transmission. Based on the floor plan of each warehouse and the location of products therein, the computer designs a pattern for the orders to be picked. The orders are then relayed to the appropriate location and typically picked in the evening. The warehouse facilities are well-maintained and skillfully organized. A bar-coded part number attached to the racking shelves identifies the location of each of the approximately 23,000 stock keeping units (SKUs). The products are loaded onto Five Star's trucks in the evening in the order that they will be unloaded, and are delivered directly to the customers locations the following morning.

         Five Star purchased its business from GP Strategies in 1998 for approximately $16,500,000 in cash and a five-year 8% unsecured senior note in the original principal amount of $5,000,000, or the Five Star Note. In 2001, the maturity of the Five Star Note was extended until September 30, 2004. On October 8, 2003, GP Strategies exchanged $500,000 principal amount of the Five Star Note for 2,000,000 shares of Five Star common stock, reducing the outstanding principal amount of the Five Star Note to $3,000,000 and increasing GP Strategies ownership of the Five Star common stock to approximately 54% of the then outstanding shares. In addition, under a Subordination Agreement between GP Strategies and the banks providing Five Star's $25,000,000 revolving loan described below, Five Star may make annual cash payments of principal to GP Strategies provided Five Star achieves certain financial performance benchmarks. The Five Star Note and all the shares of Five Star common stock owned by GP Strategies, along with GP Strategies' rights under the Subordination Agreement, will be transferred to National Patent Development prior to the spin-off. See "Description of Indebtedness."

         On June 20, 2003, Five Star obtained a new loan and security agreement with Fleet Capital Corporation. The agreement has a maturity date of June 30, 2008 and provides for a $25,000,000 revolving credit facility, which allows Five Star to borrow based upon a formula of up to 55% of eligible inventory and 80% of eligible accounts receivable, as defined therein. The interest rates under the agreement consist of LIBOR plus a credit spread for borrowings not to exceed $15,000,000 and the prime rate plus a credit spread for borrowings in excess of the above-mentioned LIBOR-based borrowings. The credit spreads can be reduced in the event that Five Star achieves and maintains certain performance benchmarks. At September 30, 2003, approximately $17,616,000 was outstanding under the agreement and approximately $1,967,000 was available to be borrowed.

Industry Overview and Competition

         The paint sundry items distribution industry is closely related to the do-it-yourself retail market, which has tended to exhibit elements of counter-cyclicality. In times of recession, consumers tend to spend more on home improvements if they cannot afford to trade up to bigger homes. In times of economic strength, consumers tend to spend heavily on home improvements because they believe they can afford to complete their home improvement projects. According to the National Retail Hardware Association, total retail sales by home improvement retailers were $199 billion in 2002, and are projected to grow at a 5.7% compound rate through 2006.

         Painting is the quintessential do-it-yourself project. Painting has to be done more frequently than most remodeling jobs, and it is a relatively inexpensive way to update the appearance of a home. For these reasons, the paint and paint sundry items industry tends to be counter-cyclical and a solid growth segment of the do-it-yourself market.

         Competition within the do-it yourself industry is intense. There are large national distributors commonly associated with national franchises such as Ace and TruServ as well as smaller regional distributors, all of whom offer similar products and services. Moreover, in some instances manufacturers will bypass the distributor and choose to sell and ship their products directly to the retail outlet. In addition, Five Star's customers face stiff competition from Home Depot, which purchases directly from manufacturers. The principal means of competition for Five Star are its strategically placed distribution centers and its extensive inventory of quality, name-brand products. Five Star will continue to focus its efforts on supplying its products to its customers at a competitive price and on a timely, consistent basis. While other paint sundry items distributors sell to the same retail networks as Five Star, they are at a distinct disadvantage due to Five Star's experience, sophistication and size.

         Hardware stores that are affiliated with the large, dealer-owned distributors such as Ace also utilize Five Star's services because they are uncomfortable with relying solely on their dealer network. Most cooperative-type distributors lack the level of service and favorable credit terms that independent hardware stores enjoy with Five Star. Five Star effectively competes with the dealer-owned distributors because it provides more frequent sales calls, faster deliveries, better financing terms and a full line of vendors and products to choose from.

Business Strengths

         As one of the largest distributors of paint sundry items in the Northeast, Five Star enjoys cost advantages and favorable supply arrangements over the smaller distributors in the industry. This enables Five Star to compete as a "low cost" provider. Five Star uses a fully computerized warehouse system to track all facets of its distribution operations. Five Star has enhanced the sophistication of its warehouse and office facilities to take full advantage of economies of scale, speed the flow of orders and to compete as a low cost distributor. Nearly all phases of the selling process from inventory management to receivable collection are automated and tracked; all operations are overseen by senior management at the New Jersey facility. Five Star is able to capitalize on manufacturer discounts by strategically timing large quantity purchases.

Strategy

         Five Star carries an extensive inventory of the products it distributes and provides delivery, generally within 24 to 72 hours. Five Star believes that it will continue to grow its business by providing a complete line of competitively priced products, timely delivery and attractive pricing and financing terms to its customers. In the future, Five Star will attempt to acquire complementary distributors and to expand the distribution of its use of private-label products sold under the "Five Star" name. Through internal growth and acquisitions, Five Star has already captured a leading share in its principal market the Northeast. This growth-oriented acquisition strategy of acquiring complementary distributors has allowed Five Star to compete against a substantial number of its competitors.

Markets, Products and Sales

         The do-it-yourself industry relies on distributors to link manufacturer's products to the various retail networks. The do-it-yourself market operates on this two-step distribution process, i.e., manufacturers deal through distributors who in turn service retailers. This occurs principally because most retailers are not equipped to carry sufficient inventory in order to be cost effective in their purchases from manufacturers. Thus, distributors add significant value by effectively coordinating and transporting products to retail outlets on a timely basis. Five Star distributes and markets products from hundreds of manufacturers to all of the various types of retailers from regional paint stores, to lumber yards, to independent paint and hardware stores.

         The marketing efforts are directed by regional sales managers. These individuals are responsible for designing, implementing and coordinating marketing policies. They work closely with senior management to coordinate company-wide marketing plans as well as to service Five Star's major multi-state customers. In addition, each regional sales manager is responsible for overseeing the efforts of his sales representatives.

         The sales representatives, by virtue of daily contact with Five Star's customers, are the most integral part of Five Star's marketing strategy. It is their responsibility to generate revenue, ensure customer satisfaction and expand the customer base. Each representative covers an assigned geographic area. The representatives are compensated based solely on commission. Five Star has experienced low turnover in its sales force; most representatives have a minimum of five years' experience with Five Star. Many sales representatives had retail experience in the paint or hardware industry when they were hired by Five Star.

         Five Star's size, solid reputation for service, large inventory and attractive financing terms provide sales representatives with tremendous advantages relative to competing sales representatives from other distributors. In addition, the representatives' efforts are strengthened by company-sponsored marketing events. For example, each year in the first quarter, Five Star invites all of its customers to special trade shows for Five Star's major suppliers, so that suppliers may display their products and innovations. Five Star also participates in advertising circular programs in the spring and the fall which contain discount specials and information concerning new product innovations.


Management Information System

         All of Five Star's inventory control, purchasing, accounts payable and accounts receivable are fully automated on an IBM AS/400 computer system. In addition, Five Star's software alerts buyers to purchasing needs, and monitors payables and receivables. This system allows senior management to control closely all phases of Five Star's operations. Five Star also maintains a salesperson-order-entry system, which allows the salesperson to scan product and then download the information to a laptop. The laptop contains all product and customer information and interacts with the AS/400.

Purchasing

         Five Star relies heavily upon its purchasing capabilities to gain a competitive advantage relative to its competitors. Five Star's capacity to stock the necessary products in sufficient volume and its ability to deliver them promptly upon demand is one of the strongest components of service in the distribution business, and is a major factor in Five Star's success.

         Since retail outlets depend upon their distributor's ability to supply products quickly upon demand, inventory is the primary working capital investment for most distribution companies, including Five Star. Through its strategic purchasing decisions, Five Star carries large quantities of inventory relative to its competitors and thus can boast fill ratios of approximately 95%.

         All purchasing decisions based on current inventory levels, sales projections, manufacturer discounts and recommendations from sales representatives, are made by the merchandising group, located in New Jersey, in order to coordinate effectively Five Star's activities. In addition to senior management's active involvement, regional sales managers play an extremely critical role in this day-to-day process.

         Five Star has developed strong, long-term relationships with the leading suppliers since its predecessor company, J. Leven, was founded in 1912. As a major distributor of paint sundry items, suppliers rely on Five Star to introduce new products to market. Furthermore, suppliers have grown to trust Five Star's ability to penetrate the market. As a result, Five Star is often called on first by manufacturers to introduce new products into the marketplace. For example, Minwax, Best Liebco and Cabot Stain have utilized Five Star to introduce and distribute some of their new product innovations.

Customers

         Five Star's largest customer accounted for approximately 3.6% of its sales in 2002 and its 10 largest customers accounted for approximately 11.6% of such sales. All such customers are unaffiliated and Five Star does not have a long-term contractual relationship with any of them.

Backlog

         Five Star does not have any significant backlog.

Patents, Trademarks, and other Intellectual Property

         Except for its line of private-label products, Five Star does not have any material patents, trademarks or other intellectual property. Five Star intends to expand the distribution of its line of private-label products sold under the "Five Star" name.

Environmental Matters and Governmental Regulations

         Five Star's activities may subject it to federal, state and local environmental laws and regulations and OSHA regulations. Five Star believes that it is in compliance in all material respects with such environmental and federal laws and regulations.

Employees

         Five Star employs approximately 275 people. Management-employee relations are considered good at both of Five Star's warehouse facilities. The Teamsters union represents approximately 95 union employees at the New Jersey warehouse facility. The Connecticut warehouse facility is completely non-unionized. Five Star has never experienced a labor strike at its facilities. Five Star's contract with Local No. 11, affiliated with the International Brotherhood of Teamsters expires on December 19, 2008.

Properties

         Five Star leases 236,000 square feet in New Jersey, 111,000 square feet in Connecticut, 1,300 square feet of sales offices in New York and 800 square feet in Maryland. Five Star's operating lease for the New Jersey facility expires in March, 2007, and the annual rent is $1,187,000. Five Star's lease for the Connecticut facility expires in February, 2007, and its annual rent is $402,000. The New York sales office pays $19,000 per year in rent and the Maryland office pays $11,000. The facilities leased by Five Star are considered to be suitable and adequate for their intended uses and are considered to be well maintained and in good condition.

Legal Proceedings

         Five Star is from time to time subject to litigation or other legal proceedings arising in the ordinary event of business. National Patent Development believes that the outcome of such proceedings will not have a material adverse effect on its financial condition, results of operations, and cash flows.

                                  Other Assets

Valera Pharmaceuticals

         We own 100% of the common stock of Valera Pharmaceuticals (formerly Hydro Med Sciences, Inc.). Valera is a specialty pharmaceutical company focused on the acquisition, development and commercialization of novel prescription pharmaceuticals, particularly for the treatment of urological conditions and disorders. Valera intends to develop new formulations using its hydron drug delivery technology, which is a subcutaneous implant that controls the amount, timing and location of the release of drug compounds into the body.

         Valera's lead product is a twelve-month implant that delivers the luteinizing hormone releasing hormone, or LHRH, histrelin for the palliative treatment of metastatic prostate cancer. LHRH agonists are the premium standard of care in the palliative treatment for metastatic breast cancer. This implant is currently in open label Phase III clinical trials and is currently meeting its two primary endpoints. Valera anticipates filing a new drug application for this implant in the fourth quarter of 2003 and expects to launch this product in mid 2004.

         Prior to June 2000, Valera operated as a division of GP Strategies. In connection with an offering of GP Strategies 6% Convertible Subordinated Exchangeable Notes due June 2003, Valera was incorporated as a separate company and became a wholly-owned subsidiary of GP Strategies through GP Strategies' ownership of 100% of the common stock of Valera. Following the spin-off, National Patent Development will hold all of this common stock.

         In December 2001, Valera completed a $7 million private placement of Series A convertible preferred stock to certain institutional investors. As a condition of the private placement, GP Strategies contractually gave up operating control over Valera through an Investors Rights Agreement and, after the spin-off, National Patent Development will be subject to the Investors Rights Agreement. Accordingly, while on completion of the spin-off we will own 100% of Valera's common stock, we will not have financial and operating control of Valera.

         In the second quarter of 2003, Valera completed a private placement offering pursuant to which Valera raised approximately $12 million in gross proceeds from the sale of Series B convertible preferred stock. As part of such transaction, GP Strategies was granted an option until March 31, 2004 (with a closing by June 30, 2004), or the Valera Option, to purchase up to 6,896,551 shares of the Series B convertible preferred stock at the offering price of $0.725 per share. We were transferred this option in connection with the spin-off. We currently intend to exercise the Valera Option. Assuming exercise in full of the Valera Option, conversion of all of the outstanding shares of Series A and Series B convertible preferred stock, and exercise of options for the total number of Valera common shares reserved for Valera's employee stock option plans, we would own approximately 35% of Valera. Assuming we do not exercise the Valera Option and conversion of all of the outstanding shares of Series A and Series B convertible preferred stock and exercise of options for the total number of Valera common shares reserved for Valera's employee stock option plans, we would own approximately 25% of Valera.

         On December 16, 2003, Valera submitted its New Drug Application (NDA) for Vantas(TM), the name for Valera's long-acting LHRH implant for treating prostate cancer.

Millennium Cell

         Millennium Cell is a publicly-traded, development-stage company that has created a proprietary technology to safely generate and store hydrogen or electricity from environmentally friendly raw materials. Following the spin-off, we will hold 1,293,271 shares of common stock of Millennium Cell, less any shares sold before the spin-off. On February 10, 2004, the closing market price of Millennium Cell common stock was $2.74 per share.

Pawling Property

         We own an approximately 980 acre parcel of undeveloped land in Pawling, New York, which includes an approximately 50 acre lake, Little Whaley Lake. The Boy Scouts of America operated a camp located along the western side of Little Whaley Lake, which was closed in the early 1980's, and the site is currently unoccupied. GP Strategies purchased this property in 1986. In connection with the sale of the Gabelli Notes and GP Warrants, GP Strategies mortgaged this property to the holders of the Gabelli Notes, and GP Strategies transferred it to us subject to that mortgage. See "Relationship between GP Strategies and National Patent Development-Gabelli Transaction Mortgage."

                                   MANAGEMENT

Directors

         The National Patent Development Board will initially consist of seven directors. National Patent Development's Certificate of Incorporation provides that the number of directors may be fixed by or in the manner provided in the Bylaws. The Bylaws provide that the Board may increase or decrease the number of directors by resolution. There is no cap on the number of directors. On the Distribution Date, the directors will be the persons named below, as well as the additional nominees to be supplied.

                    [Two additional nominees to be supplied]

                                                                     Principal Occupation or
             Name                  Age                          Employment for the Past Five Years

Harvey P. Eisen                 61         Harvey P. Eisen has been Chairman and Managing Member of Bedford Oak
                                           Management, LLC since 1998.  Prior thereto, Mr. Eisen served as Senior Vice
                                           President of Travelers, Inc. and of Primerica prior to its merger with
                                           Travelers in 1993.  Mr. Eisen has over thirty years of asset management experience, is often consulted by the national media for his views on all phases of the investment marketplace, and is frequently quoted in The Wall
                                           Street Journal, The New York Times, PensionWorld, U.S. News & World Report,
                                           Financial World and Business Week, among others.  Mr. Eisen also appears regularly on such television programs as Wall Street Week, CNN, and CNBC.
                                           Mr. Eisen is a trustee of the University of Missouri Business School where he established the first accredited course on the Warren Buffet Principles of Investing.  He has been a Director of GP Strategies since July 2002.  He is also a trustee of Rippowam Cisqua School in Bedford, New York and the
                                           Northern Westchester Hospital Center.

Jerome I. Feldman               75         Jerome I. Feldman is founder and since 1959 has been Chief Executive
                                           Officer and a Director of GP Strategies.  He has also been Chairman of the
                                           Board of GP Strategies since 1999 and was President of GP Strategies from
                                           1959 until 2001. He has been Chairman of the Board of Five Star since 1994, a director of GSE Systems, Inc. since 1994, and Chairman of the Board of
                                           GSE since 1997.  Mr. Feldman is also Chairman of the New England Colleges
                                           Fund and a Trustee of Northern Westchester Hospital Center.



Scott N. Greenberg              47         Scott N. Greenberg has been a Director of the GP Strategies since 1987 and
                                           President and Chief Financial Officer since 2001.  He was Executive Vice
                                           President and Chief Financial Officer from 1998 to 2001, Vice President and
                                           Chief Financial Officer from 1989 to 1998, and Vice President, Finance from
                                           1985 to 1989.  He has been a director of GSE since 1999 and was a director of Five Star from 1998 to March, 2003.


Roald Hoffmann                  66         Roald Hoffmann has been the Frank H. T. Rhodes Professor of Humane Letters and Professor of Chemistry since 2001, and from 1974 to 2001 was the John
                                           Newman Professor of Physical Science at Cornell University.  Dr. Hoffmann
                                           is a member of the National Academy of Sciences and the American Academy of
                                           Arts and Sciences.  In 1981, he shared the Nobel Prize in Chemistry with
                                           Dr. Kenichi Fukui.  He has been a director of GP Strategies Corporation since 1988.

Mark A. Radzik                  38         Mark A. Radzik has served as a Managing Director of EGI Fund (02-04) since
                                           1998.  Prior to 1998, Mr. Radzik was a vice president of the Merchant
                                           Banking Group of Banque Paribas and a manager at Arthur Andersen.  He has been a director of GP Strategies since July 2002.


Committees of the National Patent Development Board

         The National Patent Development Board of Directors will have four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and an Investment Committee. The following are the functions of the standing committees of the National Patent Development Board.

         Executive Committee. The Executive Committee has the same powers as the Board of Directors, except to the extent that its powers are limited by law, our Certificate of Incorporation, or our Bylaws. The Executive Committee meets on call during the intervals between Board meetings and has authority to act on most matters. It also acts as an advisory body to the Board of Directors by reviewing various matters prior to submission to the Board. The Executive Committee will initially consist of ______.

         Audit Committee. The Audit Committee will act in accordance with a written charter, which will set forth the responsibilities of the Audit Committee. These responsibilities will include, among other things:

o reviewing the independence, qualifications, services, fees and performance of the independent auditors;

o        appointing, replacing and discharging the independent auditors;

o approving the professional services provided by the independent auditors;

o reviewing the scope of the annual audit and quarterly reports and recommendations submitted by the independent auditors; and

o reviewing our financial reporting, the system of internal financial controls, and accounting policies, including any significant changes, with management and the independent auditors.

         The Audit Committee will initially consist of _______.

         Compensation Committee. The Compensation Committee will assist the Board and management in overseeing the appropriateness and cost of compensation and benefits, particularly for executive officers. It will, among other things:

o assess the performance of, and have the authority to act with respect to the compensation of, our executive officers;

o generally review benefits and compensation for all of our executive officers;

o        administer our stock option plan and any other incentive plans and

o        make awards under the stock option plan.

         The Compensation Committee will initially consist of_____________.

         Investment Committee. The Investment Committee will review all our prospective investments of more than $1 million. The Investment Committee will initially consist of ______.

Compensation of Directors

         Each of our non-employee directors will receive an annual fee of $5,000, payable quarterly, half of which will be paid in cash and half in shares of our common stock. Non-employee directors will also receive $1,000 for each Board meeting and committee meeting attended. Employee directors will receive no compensation for their service on our Board.

Executive Officers

         On the effective date of the Distribution, Mr. Feldman will be our Chief Executive Officer and Mr. Greenberg will be our Chief Financial Officer. The other executive officers of National Patent Development are expected to be as follows:

         Andrea D. Kantor will be our Vice President and General Counsel. Ms. Kantor has been Vice President and General Counsel of GP Strategies since 2001, and was Vice President and Corporate Counsel from 1999 to 2001, and Associate General Counsel from 1988 to 1999. Ms. Kantor has been a director of GSE since

October 2003. Ms. Kantor is a member of the Association of the Bar of the City of New York and a member of the Corporate and Securities Law Committee of the American Corporate Counsel Association. Age 46.

         Steve Cliff has been the President of MXL since 1983, and was previously Vice President, Manufacturing of MXL. Prior thereto, Mr. Cliff had been associated with the Hamilton Watch Company and Time Computer Inc. in various senior management positions: Director of Manufacturing Services, Plant Engineering, World Wide Service Centers, Parts Distribution and Employee Stores. He was a member of the R&D team which invented and designed the World's first Digital Watch - Pulsar. He holds U.S. Patents and graduated from RCA Institute, New York City with a degree in Electrical Engineering. Age 57.

         Charles Dawson has been President of Five Star Products since January, 2002 and Vice President and a director of Five Star since 1999. Since 1993, Mr. Dawson has held several managerial positions with Five Star. Age 47.

                             EXECUTIVE COMPENSATION

General

         The following table and notes present the aggregate compensation paid in 2002 by MXL and Five Star to their presidents. These persons will be considered executive officers of National Patent Development following the spin-off. National Patent Development's other executive officers have not received any significant salary or bonus from National Patent Development or any of its subsidiaries, and immediately after the spin-off will not receive any compensation from National Patent Development or any of its subsidiaries. They will, however, provide certain services to National Patent Development pursuant to the provisions of the management agreement with GP Strategies and the cost of these services will be allocated to National Patent Development. See "Relationship between GP Strategies and National Patent Development--Management Agreements."

                           Summary Compensation Table

                                                                                     Long-Term
                                                                                     Compensation
                           Annual Compensation Awards
                                                 Salary                Bonus         Stock              All Other
Name and Principal Position             Year           ($)               ($)         (#)                   ($)
---------------------------             ----     ---------           -------  -----------------    ------------------
Charles Dawson                         2002         226,615            20,000         -0-                 602(2)
President of Five Star                 2001         188,009            -0-          150,000(1)            404(2)
                                       2000         161,544            -0-            -0-                 379(2)

Steven Cliff                           2002         225,367            30,000          -0-                   (3)
President of MXL                       2001         224,159            -0-             -0-                   (3)
                                       2000         223,008            30,000          -0-                   (3)


(1) Consists of options to purchase shares of common stock granted pursuant to Five Star's 1994 Non-Qualified Stock Option Plan.

(2)  Consists of premiums for executive life insurance.

(3)  Consists of matching contributions to 401(k) Savings Plan.

Option Grants in 2002

No options were granted to the named executive officers in 2002.

Employment Agreements

         Charles Dawson. As of November 28, 2001, Charles Dawson and Five Star entered into an employment agreement pursuant to which Mr. Dawson is employed as President of Five Star for a period commencing January 1, 2002 until December 31, 2005, (the "Employment Term"), unless sooner terminated.

         Commencing January 1, 2002, Mr. Dawson's base salary is $225,000, with annual increases of at least 3% effective on the second year of the Employment Term. Mr. Dawson will receive a target bonus of $100,000, calculated based upon the following two components: (1) earnings growth of Five Star and (2) an achievement by Five Star of certain goals, weighted 75% and 25% respectively. Mr. Dawson's target bonus for the years 2003, 2004 and 2005, will be $110,000, $120,000, and $130,000, respectively, which will be determined by components and weighting factors based upon the goals and objectives of Five Star, mutually agreed upon. Pursuant to the employment agreement, Five Star granted Mr. Dawson under Five Star's option plan, five-year options to purchase 150,000 shares of Five Star's common stock at an exercise price of $0.14 per share. Such options vest 20% per annum, commencing on November 28, 2001. Five Star is also required to provide Mr. Dawson with an automobile.

         Five Star may terminate the employment agreement for cause which is defined as (i) breach by Mr. Dawson of any of the terms of the employment agreement, provided that Five Star has given fifteen days notice prior to termination for any breach of any of the terms of the employment agreement which are capable of cure, (ii) gross neglect by Mr. Dawson of his duties continuing for 30 days after written warning issued to Mr. Dawson setting forth the conduct constituting such gross neglect, (iii) conviction of Mr. Dawson for any felony or any crime involving moral turpitude, (iv) the conviction of Mr. Dawson of any offense involving the property of Five Star or any of its affiliates,(v) the commission by Mr. Dawson of any act of fraud or dishonesty, (vi) the engagement by Mr. Dawson in misconduct resulting in serious injury to Five Star, or (vii) the physical or mental disability of Mr. Dawson, whether totally or partially, if he is unable to perform substantially his duties for a period of (i) two consecutive months or (ii) shorter periods aggregating three months during any twelve month period, such termination to be effective thirty days after written notice of such decision delivered to Mr. Dawson. If Mr. Dawson is terminated for cause, he shall not be entitled to any compensation, including without limitation, the bonus, if any, after the date of termination for the year in which the termination takes place. If Mr. Dawson's employment is terminated by his death or disability, Five Star is required to pay Mr. Dawson his base salary then in effect for the month during which termination occurred, and four months thereafter. In the event that termination occurs more than six months after the start of the then-current contract year, Mr. Dawson shall receive a bonus for that year prorated through the date of termination.

         If Five Star terminates the employment agreement for any reason, other than those set forth in the employment agreement, Five Star is obligated to continue to pay Mr. Dawson's base salary as then in effect for the period commencing from the date of termination and ending on the termination date of the employment agreement and shall only be obligated to pay the Bonus, if any, through the date of termination on a pro rata basis.

National Patent Development Executive Incentive Compensation Plan

         On November 3, 2003, the sole stockholder and the Board of Directors of National Patent Development adopted National Patent Development's 2003 Incentive Stock Plan, or the 2003 Plan. The aggregate number of shares of National Patent Development common stock available for issuance under the 2003 Plan will not exceed 4,000,000.

         The 2003 Plan is integral to National Patent Development's compensation strategies and programs and will maintain the flexibility that National Patent Development needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees essential for achievement of National Patent Development's success. The Board of Directors believes that the 2003 Plan will enhance the long-term stockholder value of National Patent Development by offering participants opportunities to acquire a proprietary interest in National Patent Development and to link their interests and efforts to the long-term interests of National Patent Development's stockholders.

         The 2003 Plan will permit awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of National Patent Development's common stock. Stockholder approval of the 2003 Plan permits performance-based awards available under the 2003 Plan to qualify for deductibility under Section 162(m) of the Internal Revenue Code.

         Awards and grants under the 2003 Plan are referred to collectively as "Awards." Those eligible for Awards under the 2003 Plan include any employee, officer or director of National Patent Development or any entity that is directly or indirectly controlled by National Patent Development. Consultants, agents, advisors and independent contractors who provide services to National Patent Development are also eligible to receive Awards. Persons who receive Awards are referred to as "Participants."

         Shares Available for Issuance

         The aggregate number of shares of common stock available for issuance under the 2003 Plan will not exceed 4,000,000. No Participant may receive in any one calendar year Awards relating to more than 250,000 shares of Company stock.

         If there is any change in National Patent Development stock by reason of any stock split, stock dividend, spin-off, recapitalization, merger, consolidation, combination, or exchange of shares, distribution to stockholders other than a normal cash dividend or other change in National Patent Development's corporate or capital structure, the maximum number and kind of securities (i) available for issuance under the 2003 Plan, (ii) available for issuance as incentive stock options, (iii) that may be subject to Awards received by any Participant in any one calendar year, (iv) that may be subject to different types of Awards and (v) that are subject to any outstanding Award and the price of each security may be equitably adjusted by the Compensation Committee in its discretion.

         Shares covered by an Award will not count against the shares available for issuance under the 2003 Plan until they are actually issued and delivered to a Participant. If an Award granted under the 2003 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all of the shares subject to the Award, the shares covered by such Award will again be available for use under the 2003 Plan. In addition, shares that are (i) tendered by a Participant or retained by National Patent Development as payment for the purchase price of an Award or to satisfy tax withholding obligations, (ii) covered by an Award that is settled in cash, or (iii) reacquired by National Patent Development on the open market using cash proceeds received by National Patent Development from the exercise of Stock Options, will be available for issuance under the 2003 Plan.

         Administration

         The 2003 Plan will be administered by the Compensation Committee of the Board of Directors.

         Awards

         Performance Share and Performance Unit Awards. The Compensation Committee may grant Awards of performance shares and/or performance units to Participants. Each Award of performance shares will entitle the Participant to a payment in the form of shares of National Patent Development stock upon the attainment of specified performance goals. Each Award of performance units will entitle the Participant to a cash payment upon the attainment of specified performance goals. No Participant who is a "covered employee" for purposes of
Section 162(m) of the Internal Revenue Code may earn more than $500,000 pursuant to a performance unit award in any one calendar year. The performance units may be paid in National Patent Development stock, at the discretion of the Compensation Committee.

         Restricted Stock and Stock Unit Awards. Restricted stock consists of shares of National Patent Development stock that are transferred or sold by National Patent Development to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Stock Units are the right to receive shares of National Patent Development stock, cash or a combination of shares and cash at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee. Upon a Participant's satisfaction of any terms, conditions and restrictions, as determined by the Compensation Committee, the shares covered by a restricted stock Award will be transferred to the Participant, and stock units will be paid in cash, shares of National Patent Development stock or a combination of both. The Compensation Committee may determine whether restricted stock or stock unit Awards accrue dividends or dividend equivalents with respect to the shares of National Patent Development stock underlying any Award.

         Stock Options. The Compensation Committee may grant stock options to Participants either in the form of incentive stock options or nonqualified stock options. The exercise price of any shares subject to a stock option may be no less than 100% of the fair market value of the shares for the date the stock option is granted. For purposes of the 2003 Plan, for National Patent Development stock traded on the OTC Bulletin Board, fair market value means the average of the closing bid and asked prices on such date (or, if no shares were traded that day, on the last sale date, provided it was within a reasonable period of time before the grant date); if National Patent Development stock is traded on a national exchange or on the Nasdaq market, fair market value means the closing price of such stock on the date the stock option is granted (or, if no shares were traded that day, on the last sale date, provided it was within a reasonable period of time before the grant date); if National Patent Development stock is not traded in the OTC Bulletin Board and is not listed on a national exchange or on the Nasdaq market (or if it is so listed or traded, but no shares were traded within a reasonable period of time before the grant date), fair market value is determined by the Compensation Committee from all relevant available facts. The term of a stock option cannot exceed ten years. At the time of grant, the Compensation Committee in its sole discretion will determine when stock options are exercisable and when they expire.

         Performance Criteria. Awards of performance shares, performance units, restricted stock, stock units and other Awards under the 2003 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code. These business criteria are profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets. Any performance criteria may be used to measure the performance of National Patent Development as a whole or any business unit of National Patent Development. Any performance criteria may include or exclude nonrecurring items, which are items deemed by the Compensation Committee not to be reflective of National Patent Development's core operating performance, including exogenous events, acquisitions, divestitures, changes in accounting principles or extraordinary items determined under generally accepted accounting principles.

         Amendment and Termination of the 2003 Plan

         The Board or the Compensation Committee may amend the 2003 Plan, except that if any applicable statute, rule or regulation, including those of any securities exchange, requires stockholder approval with respect to any amendment of the 2003 Plan, then to the extent so required, stockholder approval will be obtained. The 2003 Plan specifically provides that the Compensation Committee may not, without the prior approval of National Patent Development's stockholders, cancel any outstanding option for the purpose of reissuing the option to the Participant at a lower exercise price or reduce the exercise price of an outstanding option. Unless sooner terminated by the Board, the 2003 Plan will terminate ten years from the date stockholders approve the 2003 Plan.

         Federal Income Tax Consequences

         National Patent Development has been advised by counsel that the material tax consequences as they relate to Awards under the 2003 Plan to National Patent Development and to its employees who are U.S. citizens under current U.S. federal income tax laws are as follows:

         Performance Shares, Restricted Stock and Stock Units. A Participant who receives an Award of performance shares, restricted stock or stock units does not generally recognize taxable income at the time the Award is granted. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

         A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date the Award is granted.

         National Patent Development receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the Award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

         Incentive Stock Options. A Participant does not generally recognize taxable income upon the grant or upon the exercise of an incentive stock option. Upon the sale of shares subject to an incentive stock option, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise and National Patent Development is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

         The exercise of an incentive stock option may in some cases trigger liability for the alternative minimum tax.

         If a Participant sells shares subject to an incentive stock option before having held them for at least one year after the date of exercise and two years after the date of grant, the Participant recognizes ordinary income to the extent of the lesser of (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Participant has held the shares prior to disposition. In the year of disposition, National Patent Development receives a federal income tax deduction in an amount equal to the ordinary income that the Participant recognizes as a result of the disposition.

         Nonqualified Stock Options. A Participant does not recognize taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the nonqualified stock option on the date of exercise exceeds the exercise price. National Patent Development receives an income tax deduction in an amount equal to the ordinary income that the Participant recognizes upon the exercise of the nonqualified stock option.

         General. National Patent Development may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is either National Patent Development's chief executive officer or is among one of the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. National Patent Development believes that Awards in the form of performance stock, performance units, performance-based restricted stock, performance-based stock units and stock options may qualify as performance-based compensation and, as such, be exempt from the $1 million limitation on deductible compensation.



                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS
                         OF NATIONAL PATENT DEVELOPMENT
         The current stockholders of GP Strategies, including certain of the executive officers and directors of National Patent Development, will receive shares of National Patent Development common stock in the spin-off. In addition certain directors and executive officers of National Patent Development may be granted options to purchase shares of National Patent Development common stock.

         The following table sets forth the beneficial ownership of National Patent Development common stock by each person National Patent Development believes will own beneficially more than 5% of National Patent Development's common stock, based on their ownership of GP Strategies common stock and Class B capital stock as of September 15, 2003. Footnotes refer to filings made with the Securities and Exchange Commission, or SEC, with respect to securities of GP Strategies.


                Name and Address                                     Amount and Nature of         Percent of
               of Beneficial Owner                                   Beneficial Ownership           Class

           Bedford Oak Partners, L.P.                                   2,431,500 shares(1)         13.7%
           100 South Bedford Road
           Mt. Kisco, NY 10549

           Gabelli Asset Management, Inc.                               1,869,445 shares(2)         10.7%
           One Corporate Center
           Rye, NY 10580

           EGI-Fund (02-04) Investors, L.L.C.                           1,390,000 shares(3)          7.8%
           Two N. Riverside Plaza
           Chicago, IL 60606

           Caxton International Limited                                 1,251,200 shares(4)          7.1%
           315 Enterprise Drive
           Plainsboro, NJ 08536

           Dimensional Fund Advisors, Inc.                                925,455 shares(5)          5.3%
           1299 Ocean Avenue
           Santa Monica, CA 90401

           Liberty Wanger Asset Management L.P.                           870,000 shares(6)          5.0%
           227 West Monroe Street
           Chicago, IL 60606

----------

    (1) Based on a Schedule 13D filed jointly by Bedford Oak Partners, L.P. ("Bedford Oak"), Bedford Oak Advisors, LLC and Harvey P. Eisen with the SEC on July 25, 2002.

    (2) Based on a Schedule 13D filed jointly by Gabelli Funds, LLC, GAMCO Investors, Inc., MJG Associates, Inc. and Gabelli Advisors, Inc. (collectively "Gabelli Asset Management, Inc.") with the SEC on August 20, 2003. Includes 1,394,745 shares estimated to be issuable upon exercise of warrants to purchase shares of National Patent Development common stock. See "Description of
        Warrants."

    (3) Based on a Schedule 13D filed by EGI-Fund (02-04) Investors, L.L.C. ("EGI") with the SEC on May 13, 2002 and information supplied by EGI.

    (4) Based on a Schedule 13D/A filed jointly by Caxton International Limited, Caxton Equity Growth (BVI) Ltd., Caxton Equity Growth LLC, and Caxton Associates, L.L.C. with the SEC on June 4, 2002.

   (5) Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") with the SEC on February 3, 2003. Dimensional has stated that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

   (6) Based on a Schedule 13G filed by Liberty Wanger Asset Management, L.P. ("LWAM") with the SEC on February 4, 2003. LWAM has stated that the shares have been acquired by LWAM on behalf of its discretionary clients.

         The following table sets forth the beneficial ownership of National Patent Development common stock by each National Patent Development director, each of National Patent Development's executive officers, and all National Patent Development directors and executive officers as a group, based on their ownership of GP Strategies common stock and Class B capital stock as of September 15, 2003.

                                        Total Number
                                        of Shares of
                                         Common stock       Percent of Common
                                         Beneficially             Stock
                       Name                 Owned                 Owned

Harvey P. Eisen.............             2,432,486(1)             13.7%
Jerome I. Feldman...........               590,881(2)              3.3%
Scott N. Greenberg..........                26,885(3)               *
Roald Hoffmann..............                 2,603                  *
Mark A. Radzik(4)...........                 1,968(5)               *
Andrea D. Kantor............                 4,980(6)               *
Charles Dawson..............
Steven Cliff................                 2,205(7)               *
Directors and Executive
   Officers as a Group
 (8 persons)................             3,063,695(5)(8)          16.7%

----------
  *The number of shares owned is less than one percent of the outstanding shares.

   (1) Includes 2,431,500 shares of common stock beneficially owned by Bedford Oak. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak. See footnote 1 to 5% stockholders table.

   (2) Includes 1,173 shares of common stock held by members of Mr. Feldman's family, and 4,058 shares of common stock allocated to Mr. Feldman's account pursuant to the provisions of the GP Retirement Savings Plan (the "GP Plan"). Mr. Feldman disclaims beneficial ownership of the 1,173 shares of common stock held by members of his family.

   (3) Includes 4,000 shares of common stock held by members of Mr. Greenberg's family, and 5,167 shares of common stock allocated to Mr. Greenberg's account pursuant to the provisions of the GP Plan. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares of common stock held by members of his family.

   (4)   Designee of EGI.

   (5) Does not include 1,390,000 shares of common stock beneficially owned by EGI. Mr. Radzik disclaims beneficial ownership of such shares.

   (6) Includes 4,980 shares of common stock allocated to Ms. Kantor's account pursuant to the provisions of the GP Plan.

   (7) Includes 2,205 shares of common stock allocated to Mr. Cliff's account pursuant to the provisions of the GP Plan.

   (8) Includes 16,410 shares of common stock allocated pursuant to the provisions of the GP Plan.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Shares

         Under National Patent Development's Certificate of Incorporation, the authorized capital stock of National Patent Development consists of 30,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, $.01 par value per share. GP Strategies currently owns all outstanding shares of common stock. No shares of preferred stock have been issued. Immediately after the spin-off, based on the number of shares of common stock and Class B capital stock of GP Strategies outstanding at __________, 2004 and the distribution ratio of one share of National Patent Development common stock for every share of GP Strategies common stock and Class B capital stock, approximately __________ shares of the National Patent Development common stock and no shares of the preferred stock will be issued and outstanding. GP Strategies will not own shares of National Patent Development common stock after the spin-off.

Common Stock

         Each outstanding share of National Patent Development common stock entitles the holder to one vote on all matters requiring a vote of stockholders. Since the common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of National Patent Development and the holders of the remaining shares would not be able to elect any directors. See "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of National Patent Development."

         Subject to the rights of holders of any series of preferred stock that may be issued in the future, the holders of the common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a voluntary or involuntary liquidation of National Patent Development, all stockholders are entitled to a pro rata distribution of the assets of National Patent Development remaining after payment of claims of creditors and liquidation preferences of any preferred stock. All shares of National Patent Development common stock to be distributed in the spin-off will be fully paid and nonassessable. Holders of common stock have no conversion or preemptive rights.

Preferred Stock

         The Certificate of Incorporation authorizes the Board, without any vote or action by the holders of common stock, to issue preferred stock from time to time in one or more series. The Board is authorized to determine the number of shares and to fix the powers, designations, preferences and relative, participating, optional or other special rights of any series of preferred stock. Issuances of preferred stock would be subject to any applicable rules of organizations on which National Patent Development stock is then quoted or listed. Depending upon the terms of preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of National Patent Development. If any shares of preferred stock are issued with voting powers, or if additional shares of common stock are issued, the voting power of the outstanding common stock would be diluted.

         National Patent Development believes that the availability of preferred stock will provide increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise.

Transfer Agent and Registrar

         Computershare Investor Services LLC will be the transfer agent and registrar for the National Patent Development common stock immediately following the spin-off.


                             DESCRIPTION OF WARRANTS

         Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GP Strategies issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008, or the Gabelli Notes, and 937,500 warrants, or the GP Warrants. The aggregate purchase price of the Gabelli Notes and GP Warrants was $7,500,000.

         The Note and Warrant Purchase Agreement provides that, on completion of the spin-off, National Patent Development will issue warrants, or the Warrants, to the holders of the GP Warrants. The Warrants will entitle the holders to purchase, in the aggregate, a number of shares of National Patent Development common stock equal to 8% of the number of shares outstanding at completion of the spin-off, subject to reduction for any GP Warrants exercised prior to the spin-off. The Warrants will be issued to the holders of the GP Warrants on the record date for the spin-off, and allocated among them pro-rata based on the respective number of GP Warrants held by them on such date. The exercise price of the Warrants will be 160% of the average closing price of the National Patent Development common stock over the 20 consecutive trading days commencing on the record date of the spin-off. The Warrants will be exercisable at any time after their exercise price is calculated through August 2008. The Warrants will contain anti-dilution provisions for stock splits, reorganizations, mergers, and similar transactions. National Patent Development has agreed to file a registration statement to register the resale of the shares of its common stock issuable on exercise of the Warrants, and to certain other registration rights in favor of the holders of the Warrants.

         The Gabelli Notes are secured by a mortgage on GP Strategies property located in Pawling, New York that will be contributed to MXL in connection with the spin-off. MXL will assume the mortgage, but without liability for repayment of the Gabelli Notes or any other obligations of GP Strategies under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Gabelli Notes, GP Strategies has agreed to indemnify MXL for loss of the value of the property.



                           DESCRIPTION OF INDEBTEDNESS

         On March 8, 2001, MXL entered into a loan in the amount of $1,680,000, secured by a mortgage covering the real estate and fixtures on its property in Pennsylvania. At September 30, 2003, $1,430,000 of such loan was outstanding. The loan requires monthly repayments of $8,333 plus interest at 2.5% above the one month LIBOR rate and matures on March 8, 2011, when the remaining amount outstanding of approximately $680,000 is due in full. The loan is guaranteed by GP Strategies. The proceeds of the loan were used to repay a portion of the GP Strategies' short-term borrowings under its prior credit agreement.

         On July 3, 2001, MXL entered into a loan in the amount of $1,250,000, secured by a mortgage covering the real estate and fixtures on its property in Illinois. At September 30, 2003, $1,190,000 of such loan was outstanding. The loan requires monthly payments of principal and interest in the amount of $11,046 with interest at a fixed rate of 8.75% per annum, and matures on June 26, 2006, when the remaining amount outstanding of approximately $1,100,000 is due in full. The loan is guaranteed by GP Strategies. The proceeds of the loan were used to repay a portion of the GP Strategies' short-term borrowings under its prior credit agreement.

         On September 15, 2003, MXL purchased machinery, equipment and inventory from AOtec, located in the Massachusetts area, for a purchase price of $1,100,000, subject to adjustment. On August 1, 2003, MXL paid $100,000 of the purchase price and issued three notes, in the amounts of $450,000, $275,000 and $275,000, due October 1, 2003, August 5, 2004 and August 5, 2005, respectively (collectively, the "AOtec Notes"). The AOtec Notes bear interest on the unpaid principal amount at the rate of 4% per annum. On October 1, 2003, MXL borrowed $700,000, or the AOtec Debt, from a bank to finance the purchase price and used the proceeds to pay the $450,000 Note. The AOtec Debt is payable monthly for three-years and is secured by the machinery and equipment purchased from AOtec. GP Strategies guaranteed the AOtec Debt.

         On June 20, 2003, Five Star obtained a new loan and security agreement with Fleet Capital Corporation. The agreement has a maturity date of June 30, 2008 and provides for a $25,000,000 revolving credit facility, which allows Five Star to borrow based upon a formula of up to 55% of eligible inventory and 80% of eligible accounts receivable, as defined therein. The interest rates under the agreement consist of LIBOR plus a credit spread for borrowings not to exceed $15,000,000 and the prime rate plus a credit spread for borrowings in excess of the above-mentioned LIBOR-based borrowings. The credit spreads can be reduced in the event that Five Star achieves and maintains certain performance benchmarks. At September 30, 2003, approximately $17,616,000 was outstanding under the agreement and approximately $1,967,000 was available to be borrowed.

         On June 20, 2003, GP Strategies entered into an Agreement of Subordination and Assignments, or the Subordination Agreement, with Five Star and its lenders that permits the annual repayment of principal on the Five Star Note. Pursuant to the provisions of the Subordination Agreement, in each of June and July 2003, GP Strategies received a partial repayment from Five Star in the amount of $500,000, reducing the outstanding principal amount of the Five Star Note from $4,500,000 to $3,500,000. On October 8, 2003, GP Strategies exchanged $500,000 principal amount of the Five Star Note for 2,000,000 shares of Five Star common stock, reducing the outstanding principal amount of the Five Star Note to $3,000,000. Pursuant to the provision of the Subordination Agreement, in December 2003, GP Strategies received a partial repayment from Five Star in the amount of $200,000, further reducing the outstanding principal amount of the Five Star Note to $2,800,000. The Five Star Note and all the shares of Five Star common stock owned by GP Strategies, along with GP Strategies' rights under the Subordination Agreement, will be transferred to National Patent Development prior to the spin-off.

         MXL provides security for General Physics' Revolving Credit Facility. The Credit Facility provides for a maximum outstanding balance of $25 million and is secured by certain of the assets of General Physics and the accounts receivable of MXL. The Credit Facility is also guaranteed by GP Strategies. MXL provides a limited guaranty up to the value of its account receivable collateral securing the Credit Facility. For the continuation of the bank's security interest in MXL's accounts receivable and the continuation of its limited guarantee after the spin-off, General Physics will pay MXL a guarantee fee of 2% calculated monthly based on the value of the borrowing base collateral attributable to MXL, which at September 30, 2003 was approximately $600,000. At General Physics' option, General Physics may eliminate MXL's account receivables from the borrowing base under the Credit Facility, provided that General Physics makes a mandatory prepayment under the Credit Facility to eliminate any borrowing base deficiency. At such point, all obligations of MXL relating to the Credit Facility will terminate, MXL's limited guaranty of the Credit Facility shall be void, and General Physics will no longer be required to pay to MXL the guarantee fee.

         Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GP Strategies issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of Gabelli Notes, and 937,500 GP Warrants, each entitling the holder thereof to purchase (subject to adjustment) one share of GP Strategies common stock. See "Description of Warrants." The Gabelli Notes are secured by a mortgage on GP Strategies property located in Pawling, New York that will be contributed to MXL in connection with the spin-off. MXL will assume the mortgage, but without liability for repayment of the Gabelli Notes or any other obligations of GP Strategies under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Gabelli Notes, GP Strategies has agreed to indemnify MXL for loss of the value of the property.

         GP Strategies has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses, totaling approximately $1,589,000 per year through the first quarter of 2007, and an aggregate of $455,000 for certain equipment leases through April 2004. GP Strategies' guarantee of such leases was in effect when Five Star was a wholly-owned subsidiary of GP Strategies. In 1998, GP Strategies sold substantially all of the operating assets of the Five Star business to the predecessor corporation of Five Star. As part of this transaction, the landlord of the New Jersey and Connecticut facilities and the lessor of the equipment did not consent to the release of GP Strategies' guarantee.


                   ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

         National Patent Development's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may discourage or delay the acquisition of control of National Patent Development by means of a tender offer, open market purchases, a proxy contest or otherwise.

Purposes of Provisions

         The relevant provisions of the Certificate of Incorporation and Bylaws are intended to discourage certain types of transactions that may involve an actual or threatened change of control of National Patent Development and to encourage any person who might seek to acquire control of National Patent Development to negotiate with the Board of Directors. Management of GP Strategies and National Patent Development believe that generally the interests of the stockholders would be served best if any change in control results from negotiations with the National Patent Development Board of the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive stockholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide.

         The Certificate of Incorporation and the Bylaws will be effective on or before the Distribution Date, and are filed as exhibits to National Patent Development's registration statement on Form 10 of which this Information Statement is a part.

Delaware Section 203

         Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless:

o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

o on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         Section 203 generally defines an "interested stockholder" to include:

o any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

o                   the affiliates and associates of any such person.

o Section 203 generally defines a "business combination" to include:

o mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

o certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

o certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder; and

o receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

         Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted bylaws may exclude a corporation from the restrictions imposed thereunder. Neither our Certificate of Incorporation nor our Bylaws exclude us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the Board of Directors since the stockholder approval requirement would be avoided if the Board approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder.

Number of Directors; Removal; Vacancies

         The Board currently consists of seven persons. Our Certificate of Incorporation provides that the Board, by resolution, may increase or decrease the authorized number of directors and that stockholders do not have the right to increase or decrease the number of directors. Directors may be removed only for cause and only by a vote of the holders of two-thirds of the stockholders entitled to vote thereon. Interim vacancies on the Board, or vacancies created by an increase in the number of directors, may be filled by a majority of the directors then in office.

Stockholder Action

         The Certificate of Incorporation requires all stockholder action to be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent. The Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called by the Board of Directors, the Chairperson or the President. Stockholders may not call special meetings.

         The provisions prohibiting stockholder action by written consent and not permitting any stockholder or group thereof to call a special meeting may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of the stockholders.

Amendment of ByLaws

         The Certificate of Incorporation also authorizes stockholders to adopt, amend, or repeal Bylaws, but only by the affirmative vote of the holders of 75% of the voting power of the shares of capital stock entitled to vote thereon. The Board of Directors is also authorized to adopt, amend, or repeal Bylaws.

Stockholder Proposals

         National Patent Development's Bylaws establish an advance notice procedure for nominations of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. This procedure provides that only such nominations may be considered and such business may be conducted at an annual meeting as have been specified in the notice of such meeting or brought before the meeting by or at the direction of the Board or by a stockholder who has given to the Secretary of National Patent Development timely written notice, in proper form, of the same.

         To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of National Patent Development not less than 90 days prior to the anniversary of the preceding year's annual meeting or, if the annual meeting date is not within 30 days before or after such anniversary date, within 10 days after public disclosure of the annual meeting date.

         To be in proper form, each notice must set forth:

o a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

o                   the name and record address of such stockholder,

o the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder,

o a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and

o a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Preferred Stock and Additional Common Stock

         The Board's authority to issue of shares of common stock and preferred stock and to fix by resolution the terms and conditions of each series of preferred stock may either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board of Directors will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its stockholders, customers, employees or other constituencies.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Indemnification

         Our Certificate of Incorporation and Bylaws provide for indemnification of our officers and directors to the extent permitted by Delaware law for expenses (including counsel fees and disbursements), judgments, fines, and amounts paid in settlement. The Certificate of Incorporation and Bylaws also provide with respect to officers and directors covered by indemnity that:

o the rights conferred on the covered officers and directors thereby are not exclusive of any other rights which the officer or director may have or thereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise,

o such indemnification will not be paid if it is determined by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding giving rise to such indemnification, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standards of conduct set forth in Delaware law,

o expenses will be advanced if the officer or director undertakes to repay such expenses if it is determined that such director or officer is not entitled to be indemnified, and

o any repeal or modification of the relevant provisions of the Bylaws will not adversely affect any right or protection thereunder of any covered officer or director in respect of any act or omission occurring prior to the time of such repeal or modification.


Elimination of Liability in Certain Circumstances

         The Certificate of Incorporation eliminates the personal liability of directors to National Patent Development or its stockholders for monetary damages for breach of fiduciary duty, except that directors remain liable for:

o breaches of their duty of loyalty to National Patent Development and its stockholders,

o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

o for unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and which expressly sets forth a negligence standard with respect to such liability, and

o transactions from which a director derives improper personal benefit.

         These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

                             INDEPENDENT ACCOUNTANTS

         The Board of Directors of National Patent Development Corporation has selected EISNER LLP, an independent accounting firm, to audit National Patent Development's financial statements for the year ended December 31, 2003. EISNER LLP has served as independent accountants of National Patent Development Corporation since August 12, 2003.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
                   OF NATIONAL PATENT DEVELOPMENT CORPORATION

                                                                          Page

         Independent Auditors' Report                                      F-2

         Consolidated Statements of Operations - Years ended
         December 31, 2002, 2001 and 2000, and the nine months
         ended September 30, 2003 and 2002 (unaudited)                     F-3

         Consolidated Statements of Comprehensive Income (Loss)
         - Years ended December 31, 2002, 2001 and 2000, and the
         nine months ended September 30, 2003 and 2002 (unaudited)         F-3

         Consolidated Balance Sheets - December 31, 2002 and 2001,
         and September 30, 2003 (unaudited)                                F-4

         Consolidated Statements of Cash Flows - Years ended December
         31, 2002, 2001 and 2000, and the nine months ended September
         30, 2003 and 2002 (unaudited)                                     F-5

         Consolidated Statements of Changes in Stockholder's Equity
         - Years ended December 31, 2002, 2001 and 2000, and the
         nine months ended September 30, 2003 (unaudited)                  F-8

         Notes to Consolidated Financial Statements                        F-9

SUPPLEMENTARY DATA

         Selected Quarterly Financial Data (unaudited)                    F-31

         Schedule II - Valuation and Qualifying Accounts                  F-32

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholder of
National Patent Development Corporation:

We have audited the accompanying consolidated balance sheets of National Patent Development Corporation and subsidiary (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholder's equity for each of the three years in the period ended December 31, 2002. Our audit also included the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Patent Development Corporation and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 2002 the Company changed its accounting method for goodwill.

New York, New York
September 26, 2003, except as to Note 1 as to which the date is ________, 2004

The foregoing report is in the form that will be furnished upon the consummation of the exchange described in Note 1 to the financial statements.

EISNER LLP
New York, New York
February 10, 2004

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                                Nine Months Ended
                                                                  September 30,               Year Ended December 31,
                                                                 2003        2002          2002           2001         2000
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ------------------------- ------------- ----------- ------------
                                                                   (unaudited)
------------------------------------------------------------ ------------------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Sales                                                          $6,182       $7,691        $9,996       $11,184      $10,998
Cost of sales                                                   4,927        6,000         7,897         8,368        8,110
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Gross margin                                                    1,255        1,691         2,099         2,816        2,888
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Selling, general and administrative expenses                   (1,556)      (1,578)       (2,047)       (1,964)      (2,081)
Interest expense                                                 (143)        (158)         (208)         (169)        (102)
Income (loss) related to equity investee                          497          414           439           259       (1,933)
Investment (loss) and other income, net                                          7             9          (178)        (240)
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Income (loss) before income taxes                                  53          376           292           764       (1,468)
Income tax (benefit) expense                                       20          202           145           395         (508)
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Net  income (loss)                                                $33         $174          $147          $369        $(960)
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Pro forma net income (loss) per share
Basic and diluted (unaudited)                                       $        $             $            $             $
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------

                                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                                       (in thousands)

                                                                Nine Months Ended
                                                                  September 30,               Year Ended December 31,
                                                                2003          2002         2002          2001          2000
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
------------------------------------------------------------ ------------------------- ------------- ----------- ------------
                                                                   (unaudited)
------------------------------------------------------------ ------------------------- ------------- ----------- ------------
------------------------------------------------------------ ----------- ------------- ------------- ----------- ------------
Net income (loss)                                                $33          $174         $147          $369         $(960)
Other comprehensive income (loss), before tax:
Net unrealized (loss) gain on
 available-for-sale-securities                                   152          (862)        (833)       (1,475)        2,649
                                                                 ---          -----        -----       -------        -----
Comprehensive income (loss) before tax                           185          (688)        (686)       (1,106)        1,689
Income tax benefit (expense) related to
 items of other comprehensive income(loss)                       (59)          336          325           575        (1,033)
                                                                 ----          ---          ---           ---        -------

Comprehensive income (loss)                                     $126         $(352)       $(361)        $(531)         $656
                                                                ====         ======       ======        ======         ====

          See accompanying notes to consolidated financial statements.

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                             September 30,                December 31,
--------------------------------------------------------------------- ----------------------- ---------------------------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
                                                                                 2003              2002               2001
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
                                                                             (Unaudited)


Assets
Current assets
Cash and cash equivalents                                                     $    577            $   562            $   536
Accounts and other receivables less allowance
 for doubtful accounts of $84, $37, and $99                                       1,852             2,544              2,251
Inventories                                                                       1,803             1,380              1,734
Prepaid expenses and other current assets                                           357               247                174
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
Total current assets                                                              4,589             4,733              4,695
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
Receivable from GP Strategies Corporation                                        10,233            10,116             10,162
Investment in and note receivable from equity investee                            5,032             6,260              6,238
Marketable securities available for sale                                            904               756              1,589
Property, plant and equipment, net                                                5,463             4,829              4,971
Goodwill                                                                            182               182                182
Other assets                                                                      2,994             2,994              2,999
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
                                                                                $29,397           $29,870            $30,836
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------

Liabilities and stockholder's equity
Current liabilities
Current maturities of long-term debt                                           $    890            $  205             $  290
Accounts payable and accrued expenses                                               727               574                428
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
Total current liabilities                                                         1,617               779           $    718
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------

Long-term debt less current maturities                                            2,820             2,670              2,875
Deferred tax liability                                                              931               970              1,218

Stockholder's equity (Note 11(b))
Stockholder's investment                                                         17,433            18,565             18,610
Retained earnings                                                                 6,295             6,678              6,699
Accumulated other comprehensive income                                              301               208                716
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
Total stockholder's equity                                                       24,029            25,451             26,025
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------
                                                                                $29,397           $29,870            $30,836
--------------------------------------------------------------------- ----------------------- --------------- -----------------
--------------------------------------------------------------------- ----------------------- --------------- -----------------


          See accompanying notes to consolidated financial statements.

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  Nine Months Ended
(in thousands)                                                      September 30,                Year Ended December 31,
------------------------------------------------------------ ----------------------------- -------------------------------------
------------------------------------------------------------ ------------- --------------- ----------- ------------- -----------
                                                                 2003          2002            2002        2001        2000
------------------------------------------------------------ ------------- --------------- ----------- ------------- -----------
------------------------------------------------------------ ----------------------------- ----------- ------------- -----------
                                                                     (unaudited)
Cash flows from operations:

Net income (loss)                                             $    33          $174            $147        $369         $(960)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
Depreciation and amortization                                     394           385             510         447           601
(Income) loss related to equity investee                         (247)         (120)            (55)       (155)         (291)
Deferred income taxes                                             (98)          112              77         (50)       (1,013)
Allocation of expenses and taxes from GP Strategies               446           367             593         944         1,150
Impairment charges                                                                                          400         2,700
Changes in other operating items:
Accounts and other receivables                                    692          (294)           (293)        293            11
Inventories                                                       (73)          123             354        (191)         (210)
Prepaid expenses and other assets                                (106)          (75)            (69)       (113)            7
Accounts payable and accrued expenses                               3           185             147        (418)           81
------------------------------------------------------------ ------------- --------------- ----------- ------------- -----------
------------------------------------------------------------ ------------- --------------- ----------- ------------- -----------
Net cash provided by operations                                $1,044          $857          $1,411      $1,526        $2,076
------------------------------------------------------------ ------------- --------------- ----------- ------------- -----------


          See accompanying notes to consolidated financial statements.

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                                Nine Months Ended
(in thousands)                                                    September 30,               Year Ended December 31,
--------------------------------------------------------------------------------------- -------------------------------------
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
                                                                 2003        2002           2002          2001         2000
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
--------------------------------------------------------------------------------------- ------------ ------------- ----------
                                                                   (unaudited)

Cash flows from investing activities:

Additions to property, plant and equipment, net                 $(128)        $(255)       $(368)        $(435)        $(122)
Advances to GP Strategies                                        (376)         (189)        (400)       (3,698)       (1,735)
Repayments from GP Strategies                                                                                          1,591
Acquisition of assets from AOtec                                 (100)
Repayment of note from Five Star Products                       1,000
Cash distribution from Five Star Products                         475                         33
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
Net cash provided by (used in) investing activities              $871         $(444)       $(735)      $(4,133)        $(266)
------------------------------------------------------------------------ -------------- ------------ ------------- ----------

Cash flows from financing activities:
Distribution to GP Strategies                                  (1,735)         (247)        (360)         (477)         (373)
Proceeds from issuance of long-term debt                                                                 3,338
Repayment of short-term debt                                                                                          (1,500)
Repayment of long-term debt                                      (165)         (205)        (290)         (345)         (127)
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
Net cash (used in) provided by financing activities            (1,900)         (452)        (650)        2,516        (2,000)
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
Net (decrease) increase in cash and cash equivalents               15           (39)          26           (91)         (190)
Cash and cash equivalents at beginning of period                  562           536          536           627           817
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
Cash and cash equivalents at end of period                       $577          $497         $562          $536          $627
------------------------------------------------------------------------ -------------- ------------ ------------- ----------
------------------------------------------------------------------------ -------------- ------------ ------------- ----------

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest                                                         $143        $158           $208         $169          $102
Income taxes                                                   $    1      $    1         $    2        $  38         $  42

Non-cash investing activities:
Conversion of Five Star Products Note Receivable
 into common stock of Five Star Products                                                    $500

Purchase of certain assets from AOtec:
 Fixed assets                                                     $900
 Inventory                                                         350
 Accrued expenses                                                 (150)
 Issuance of notes                                              (1,000)
                                                                -------
  Cash paid                                                    $   100
                                                               =======

          See accompanying notes to consolidated financial statements.

                     NATIONAL PATENT DEVELOPMENTCORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED) AND YEARS ENDED
                       DECEMBER 31, 2002, 2001, AND 2000
                                 (in thousands)

                                                                                              Accumulated
                                                                                                 other               Total
                                                         Stockholder's     Retained          comprehensive       stockholder's
                                                           investment      earnings             income              equity
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
Balance at December 31, 1999                                $20,431        $5,012                                     $25,443
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
Net unrealized gain on available
 for sale securities, net of tax                                                                 $1,616                 1,616
Net loss                                                                        (960)                                    (960)
Allocation of expenses from GP Strategies                       181                                                       181
Reclassification (a)                                         (1,894)           1,894
Income tax provision deemed
 contributed by GP Strategies                                   463                                                       463
Issuance of stock by equity
 investee, net of taxes                                         210                                                       210
Distributions to GP Strategies                                 (373)                                                     (373)
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
Balance at December 31, 2000                                $19,018           $5,946             $1,616               $26,580
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
Net unrealized loss on available
 for sale securities, net of tax                                                                   (900)                 (900)
Net income                                                                       369                                      369
Allocation of expenses from GP Strategies                        46                                                        46
Reclassification (a)                                           (384)             384
Income tax provision deemed
 contributed by GP Strategies                                   407                                                       407
Distributions to GP Strategies                                 (477)                                                     (477)
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
------------------------------------------------------ ------------------- -------------- -------------------- ------------------
Balance at December 31, 2001                                $18,610           $6,699               $716               $26,025
------------------------------------------------------ ------------------- -------------- -------------------- ------------------

                     NATIONAL PATENT DEVELOPMENT CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED) AND YEARS ENDED
                        DECEMBER 31, 2002, 2001, AND 2000
                                 (in thousands)



                                                                                                 Accumulated
                                                                                                    other               Total
                                                              Stockholder's    Retained         comprehensive       stockholder's
                                                               investment      earnings            income              equity
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2001                                       $18,610          $6,699           $716              $26,025
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Net unrealized loss on available
 for sale securities, net of tax                                                                     (508)                (508)
Net income                                                                             147                                 147
Allocation of expenses from GP Strategies                               81                                                  81
Reclassification (a)                                                   168            (168)
Income tax provision deemed
 contributed by GP Strategies                                           66                                                  66
Distributions to GP Strategies                                        (360)                                               (360)
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2002                                       $18,565          $6,678           $208              $25,451
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Net unrealized gain on available
 for sale securities, net of tax                                                                       93                   93
Net loss                                                                                33                                  33
Allocation of expenses from GP Strategies                               68                                                  68
Reclassification (a)                                                   416            (416)
Income tax provision deemed
 contributed by GP Strategies                                          119                                                 119
Distributions to GP Strategies                                      (1,735)                                             (1,735)
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at September 30, 2003 (unaudited)                          $17,433          $6,295           $301              $24,029
----------------------------------------------------------- ------------------ ------------- -------------------- ------------------


(a) Principally represents net income (loss) attributable to non-core assets not operated as separate entities.

          See accompanying notes to consolidated financial statements.

                     NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

1.       The Company and basis of presentation

In July 2002, the Board of Directors of GP Strategies Corporation ("GPS" or "GP Strategies") approved a spin-off of certain of its non-core assets into a separate corporation to be named National Patent Development Corporation ("National Patent Development" or the "Company"). GPS would own and operate GPS's manufacturing and process business and information technology business through its subsidiary, General Physics Corporation, and National Patent Development would own and operate GPS's optical plastics business through its subsidiary, MXL Industries, Inc. ("MXL"), and would own certain of the non-core assets. The separation of these businesses will be accomplished through a pro-rata distribution (the "Distribution") of 100% of the outstanding common stock of National Patent Development to the stockholders of GPS on the record date for the Distribution.

On November 14, 2002, GPS filed a ruling request with the Internal Revenue Service (the "IRS"). On March 21, 2003, the IRS issued a favorable tax ruling which would enable the Distribution to be tax-free. As a result, each GPS stockholder would receive tax-free one share of National Patent Development common stock and one National Patent Development preferred stock purchase right for every share of GPS common stock or Class B capital stock owned on the record date of the Distribution.

National Patent Development was incorporated on March 10, 1998 as a wholly owned subsidiary of GPS. On February 12, 2004, National Patent Development was recapitalized whereby the authorized capital was changed to 10,000,000 shares of preferred stock and 30,000,000 shares of common stock. On ______, 2004, GPS contributed the following non-core assets to National Patent Development in exchange for all of the outstanding shares of common stock:

1. 100% of the outstanding common stock of MXL.

2. 9,133,417 common shares of Five Star Products, Inc. ("Five Star" or "FSP") (a publicly traded corporation) representing an approximately 54% ownership interest (see Note 4).

3. 293,271 common shares of Millennium Cell Inc. (a publicly traded corporation) (see Note 5).

4. 1,067,900 common shares of Avenue Entertainment Group, Inc. (a publicly traded corporation) (see Note 5).

                    NATIONAL PATENT DEVELOPMENT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


1. The Company and basis of presentation (Continued)

5. 100% of the common stock of JL Distributors, Inc. whose sole asset is a $3,000,000 senior unsecured 8% note from Five Star due September 30, 2004 (see
Note 4).

6. An option to acquire 500,000 shares of common stock (an approximate 4% interest) of Red Storm Scientific Inc., a privately held company (see Note 11(c)).

7. Certain proceeds of a pending litigation and arbitration claim (see Note 15).

8. Approximately 1,000 acres of undeveloped real property located in Pawling, New York, which is being held for sale (see Note 16(b)).

9. 100% of the common stock of Chestnut Hill Reservoir Company whose sole asset is certain undeveloped property located in New England which is being held for sale.

10. An option to acquire up to $5,000,000 of the series B preferred stock of Valera Pharmaceuticals, Inc., a privately held company, at a price of $.725 per share through March 31, 2004 (see Note 11(b)).

National Patent Development then transferred all of the above assets other than the MXL stock to MXL for additional MXL stock. Prior to the contribution, National Patent Development was inactive and had no operations.

The accompanying consolidated financial statements present the historical results of operations, cash flows, assets, liabilities and changes in stockholder's equity of MXL combined with the non-core assets and their effect on results of operations and cash flows as if the contribution referred to above had occurred at the beginning of the periods presented. Results of operations reflect charges for allocations of corporate expense incurred by GPS (see Note 11(a)). All significant intercompany balances and transactions have been eliminated. Consolidated stockholder's equity consists of GPS's carrying value for its investment in the non-core assets contributed together with its investment in and retained earnings of MXL. Reference to National Patent Development or the Company in the notes refers to MXL and the non-core assets contributed to National Patent Development.

On _____, 2004, GPS also contributed $1,875,000 in cash to National Patent Development. This allocation is not reflected in the accompanying consolidated financial statements. See Note 16(b).

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


1.       The Company and basis of presentation (Continued)

The financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of National Patent Development in the future or had it operated as a separate, independent company during the periods presented.

2.      Description of business and a summary of significant accounting policies

Description of business. MXL is a specialist in the manufacture of polycarbonate parts requiring strict adherence to optical quality specifications, and in the application of abrasion and fog resistant coating to these parts. Products include shields and face masks and non-optical plastic products.

Cash and cash equivalents. Cash and cash equivalents consist of cash and highly liquid debt instruments with original maturities of three months or less.

Marketable securities. Marketable securities, which consist of the common stock of Millennium Cell Inc. and Avenue Entertainment Group, Inc., are classified as available-for-sale securities. Available-for-sale securities are recorded at their fair value with unrealized gains or losses recorded as a separate component of stockholder's equity, net of taxes, in "Accumulated other comprehensive income." A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings, and a new cost basis is established. Any realized gains and losses will be derived using the average cost method for determining the cost of securities sold.

Inventories. Inventories are valued at the lower of cost or market, using the first-in, first-out method.

Revenue recognition. Sales of products are recognized when products are shipped, no further obligation exists and collectibility is assured.

Property, plant and equipment. Property, plant and equipment are carried at cost. Major additions and improvements are capitalized while maintenance and repairs which do not extend the lives of the assets are expensed as incurred. Gain or loss on the disposition of property, plant and equipment is recognized in operations when realized.

Depreciation. The Company provides for depreciation of property, plant and equipment primarily on a straight-line basis over estimated useful lives of 5 to 40 years for buildings and improvements and 3 to 7 years for machinery, equipment and furniture and fixtures.

Long-Lived Assets. The recoverability of long-lived assets, other than goodwill, is assessed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future undiscounted

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

2. Description of business and a summary of significant accounting policies (Continued)

net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by determining the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

The Company has investments in land with a carrying value of $2.9 million included in other assets in the Consolidated Balance Sheets which are currently held for sale (see Note 16(b)). Management believes the fair value of these investments exceed their carrying value.

Stock based compensation. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for options to acquire GP Strategies common stock granted to MXL employees under the GP Strategies stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The difference between the quoted market price as of the date of the grant and the contractual purchase price of shares is charged to operations over the vesting period. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Pro forma net income (loss) and earnings (loss) per share disclosures as if the Company recorded compensation expense based upon the fair value of the GPS stock-based awards pursuant to SFAS No. 123 has not been presented since no options have been granted to MXL employees during the periods presented and previously granted options to MXL employees vested immediately.

Income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see Note 9.)

Pro forma per share data (unaudited). Pro forma basic and diluted income (loss) per share is based upon the ______National Patent Development common shares issued to the stockholders of GP Strategies on_______, 2004 in the exchange

                     NATIONAL PATENT DEELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

2. Description of business and a summary of significant accounting policies (Continued)

described in Note 1, which are treated as outstanding for all periods presented. The number of shares issued was equal to the outstanding number of shares of GPS common stock and Class B capital stock on the date of issuance.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Interim financial information. The financial information as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 is unaudited but includes all adjustments (consisting of normal recurring accruals) that management considers necessary for a fair presentation of its financial position, results of operations, cash flows and changes in shareholder's equity. Results for the nine months ended September 30, 2003 are not necessarily indicative of results to be expected for the full fiscal year 2003 or for any future period.

Concentrations of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, accounts receivable from customers and the receivable from GP Strategies. The Company places its cash investments with high quality financial institutions and limits the amount of credit exposure to any one institution. With respect to accounts receivable from customers at December 31, 2002, approximately 19% are related to one customer, and the remainder are dispersed among various industries, customers and geographic regions. See Note 11(b) with respect to the repayment of the receivable from GP Strategies.

3.       Inventories

Inventories are comprised of the following (in thousands):

                              September 30,                  December 31,
                                 2003                    2002           2001
                                 ----                   ----           ----
                             (unaudited)

Raw materials                     $1,105                 $784            $863
Work in process                      294                  131             230
Finished goods                       404                  465             641
                                 -------             --------        --------
                                  $1,803               $1,380          $1,734
                                  ======               ======          ======

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

4.       Investment in and note receivable from equity investee

         As of December 31, 2002 and September 30, 2003, the Company owned approximately 48% of the outstanding common stock of Five Star and also owned $4,500,000 and $3,500,000, respectively, of principal amount of the Five Star Note (as defined below). FSP is a distributor of home decorating, hardware and finishing products in the northeast.

On September 30, 1998, GP Strategies sold substantially all of the operating assets of the Five Star business to American Drug, an entity which was then 37.5% owned by GP Strategies, and received a five-year 8% unsecured senior note in the original principal amount of $5,000,000 (the "Five Star Note") as partial consideration. American Drug then changed its name to Five Star Products, Inc.

On August 31, 1998, GP Strategies entered into a voting agreement with Five Star (the "Voting Agreement") pursuant to which GP Strategies agreed that for a period of three years it would vote its shares of FSP common stock (i) such that not more than 50% of FSP's directors would be officers or directors of GP Strategies and (ii) on all matters presented to a vote of stockholders, other than the election of directors, in the same manner and in the same proportion as the remaining stockholders of FSP vote. On June 30, 2002, GP Strategies and FSP extended the Voting Agreement until June 30, 2004.

         The Five Star Note was amended in November 2001 to provide for the extension of its maturity date until September 30, 2004. Under a separate Subordination Agreement between GP Strategies and the banks providing FSP's $25,000,000 revolving loan, FSP may make annual cash payments of principal to GP Strategies provided FSP achieves certain financial performance benchmarks.

         On August 2, 2002, GP Strategies exchanged $500,000 principal amount of the FSP Note for 2,272,727 shares of FSP's common stock, reducing the outstanding principal amount of the Five Star Note to $4,500,000 and increasing GP Strategies ownership of the FSP common stock to 7,133,417 shares, approximately 48% of the then outstanding shares. The transaction valued the FSP common stock at $0.22 a share, which was at a premium to the market value at that time.

         Pursuant to the provisions of the Subordination Agreement, on June 27, 2003, July 2, 2003 and July 7, 2003, FSP made principal payments on the Five Star Note to GP Strategies in the amounts of $500,000, $300,000, and $200,000, respectively, reducing the outstanding principal amount of the Five Star Note to $3,500,000.

On October 8, 2003, GP Strategies exchanged $500,000 principal amount of the Five Star Note for 2,000,000 shares of FSP common stock, reducing the outstanding principal

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

4. Investment in and note receivable from equity investee
   (Continued)

balance of the Five Star Note to $3,000,000 and increasing GP Strategies' ownership of the FSP common stock to 9,133,417 shares, approximately 54% of the then outstanding shares. In consideration for GP Strategies agreeing to exchange at a price of $0.25 per share, which was at a significant premium to the market price of the FSP common stock on the day prior to approval of the transaction, FSP agreed to terminate the Voting Agreement and thereby the Company obtained a controlling financial interest in FSP. Accordingly, FSP's financial statements will be consolidated with those of the Company commencing as of such date.

         The Company accounts for its investment in FSP using the equity method. A write-down on this investment of $200,000 and $2,400,000 was recorded in 2001 and 2000, respectively, which is included in (loss) income related to equity investee. Such writedowns reflected a loss in value which management determined to be other than a temporary decline. GPS's excess of its investment in FSP over its basis of the underlying net assets, was approximately $265,000 at December 31, 2002.



     Information relating to the Company's investment in FSP is as follows (in thousands):

                                                             September 30,                       December 31,
          ----------------------------------------------- -------------------- ---- ----------------------------------------
          ----------------------------------------------- -------------------- ---- ------------- ------------- ------------
                                                                 2003                   2002          2001         2000
          ----------------------------------------------- -------------------- ---- ------------- ------------- ------------
          ----------------------------------------------- -------------------- ---- ------------- ------------- ------------
                                   (unaudited)

          Long-term note receivable                             $3,500                $4,500        $5,000
          Number of shares                                       7,133                 7,133         4,861
          Carrying value of shares                              $1,532 (3)            $1,760(3)   $1,238(3)
          Valuation of shares, based
            on quoted market price                             $   785                $  571        $  681
          Interest income on note (1)                          $   250                $  384        $  400          $400
          Equity interest in net income (2)                    $   247                $   55        $   59          $ 67


(1)      Included in income (loss) related to equity investee.
(2) Net of depreciation of property, plant and equipment and amortization of goodwill attributable to excess of the carrying value of investment in FSP over underlying equity in its net assets of $96,000 and $109,000 for years ended December 31, 2001 and 2000, respectively. Effective January 1, 2002, upon adoption of FASB Statement No. 142, amortization of goodwill ceased (see Note 7).
(3) Reduced by cash distributions received from FSP of $475,000 (2003), $33,000 (2002) and $115,000 (2001).

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

4.       Investment in and note receivable from equity investee (Continued)

Condensed financial information for FSP as of September 30, 2003, December 31, 2002 and 2001 and for the periods then ended is as follows (in thousands):


                                                             September 30,                December 31,
--------- ----------------------------------------------- -------------------- ---- --------------------------
--------- ----------------------------------------------- -------------------- ---- ------------- ------------
                                                                 2003                   2002         2001
--------- ----------------------------------------------- -------------------- ---- ------------- ------------
--------- ----------------------------------------------- -------------------- ---- ------------- ------------
                                   (unaudited)
          Current assets                                         $33,924               $34,214       $35,045
          Non current assets                                       1,094                 1,152         1,139
          Current liabilities                                     27,679                27,585        28,762
          Non current liabilities                                  3,500                 4,500         5,000
          Stockholders' equity                                     3,839                 3,281         2,422
          Sales                                                   75,053                94,074        94,908
          Gross Profit                                            13,235                16,613        16,054
          Net income                                                 543                   391           417



5.       Marketable securities available for sale

Marketable securities, which are carried at market value, were comprised of the following (in thousands):

                                                     September 30,                   December 31,
                                                          2003                      2002              2001
                                                          ----                      ----              ----
                                                      (unaudited)

Millennium Cell Inc.                                       $850                     $698            $1,531
Avenue Entertainment Group, Inc.                             54                       58                58
                                                         ------                   ------          --------
                                                           $904                     $756            $1,589
                                                           ====                     ====            ======

Millennium is a development stage company, which is engaged in the development of a patented and proprietary chemical process that converts sodium borohydride to hydrogen. Avenue is an independent entertainment company, that produces feature films, series for television, made for television/cable movies and one hour profiles of Hollywood stars.

Impairment losses of $200,000 and $300,000 on the stock of Avenue Entertainment Group, Inc. were charged to operations during the years ended December 31, 2001 and 2000, respectively and are included in investment (loss) and other income, net.

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

6.       Property, plant and equipment

Property, plant and equipment consist of the following (in thousands):

                                                                   September 30,               December 31,
--------------------------------------------------------------- --------------------- -------------------------------
--------------------------------------------------------------- --------------------- ---------------- --------------
                                                                        2003               2002            2001
                                                                        ----               ----            ----
                                                                    (unaudited)
Land                                                                   $   915          $   915          $   915
Buildings and improvements                                               3,546            3,525            3,515
Machinery and equipment                                                  7,829            6,843            6,487
Furniture and fixtures                                                     220              199              197
--------------------------------------------------------------- --------------------- ---------------- --------------
--------------------------------------------------------------- --------------------- ---------------- --------------
                                                                        12,510           11,482           11,114
Accumulated depreciation and
 Amortization                                                           (7,047)          (6,653)          (6,143)
--------------------------------------------------------------- --------------------- ---------------- --------------
--------------------------------------------------------------- --------------------- ---------------- --------------
                                                                        $5,463           $4,829           $4,971
--------------------------------------------------------------- --------------------- ---------------- --------------

7.       Goodwill

Goodwill, which represents the excess of cost over the fair value of the identifiable net assets of a business acquired by MXL, was being amortized through December 31, 2001 on a straight line basis over 20 years.

Effective January 1, 2002, the Company adopted FASB Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 requires that goodwill no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. The Company did not recognize any impairment as a result of the adoption of this statement. In addition, Statement 142 requires that upon adoption, the excess of cost over the underlying equity in net assets of an investee accounted for using the equity method that has been recognized as goodwill no longer be amortized.

The changes in the carrying amount of goodwill during the period are as follows (in thousands):

Balance as of January 1, 2000                                          $222
Amortization                                                            (20)
                                                                      ------

Balance as of December 31, 2000                                         202
Amortization                                                            (20)
                                                                      ------

Balance as of December 31, 2001 and 2002 and September 30, 2003        $182(a)
                                                                       ====

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

7.       Goodwill (Continued)

(a) Reduced by accumulated amortization of $208

The following is a summary of net income (loss) and pro forma net income (loss) per share for the years ended December 31, 2001 and 2000, as adjusted to remove the amortization of goodwill (in thousands, except per share amounts):


                                                              2001       2000
                                                              ----       ----

         Net income (loss) as reported                        $369      $(960)
         Goodwill amortization                                  20         20
         Equity method goodwill amortization (Note 4)           96        109
         Tax effect of adjustments                             (37)       (43)
                                                            -------   --------
         Net income (loss) as adjusted                        $448      $(874)
                                                              ====      ======

         Basic and diluted
         Pro forma net income (loss) per share
          As reported                                       $           $
          As adjusted                                       $           $
                                                            -           -

8.       Long-term debt

Long-term debt is comprised of the following (in thousands):

                                     September 30,           December 31,
------------------------------------------------------------------------------
                                       2003              2002             2001
------------------------------------------------------------------------------
                                   (unaudited)
MXL Pennsylvania Mortgage (a)        $1,430            $1,505           $1,605
MXL Illinois Mortgage (b)             1,190             1,212            1,237
AOtec Equipment Facility (c)          1,000
Other                                    90               158              323
------------------------------------------------------------------------------
                                      3,710             2,875            3,165
Less current maturities                (890)             (205)            (290)
-------------------------------------------------------------------------------
                                     $2,820            $2,670           $2,875
------------------------------------------------------------------------------

(a) On March 8, 2001, MXL mortgaged its real estate and fixtures on its property in Pennsylvania for $1,680,000. The loan requires monthly repayments of $8,333 plus interest at 2.5% above the one month LIBOR rate and matures on March 8, 2011, when the remaining amount outstanding of approximately $680,000 is due in full. The loan is guaranteed by GPS.

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


8. Long-term debt (Continued)

(b) On July 3, 2001, MXL mortgaged its real estate and fixtures on its property in Illinois for $1,250,000. The loan requires monthly payments of principal and interest in the amount of $11,046 with interest at a fixed rate of 8.75% per annum, and matures on June 26, 2006, when the remaining amount outstanding of approximately $1,100,000 is due in full. The loan is guaranteed by GPS.

(c) In September 2003, MXL purchased machinery, equipment and inventory from AOtec LLC ("AOtec"), located in the Massachusetts area, for $1,100,000, subject to adjustment. In connection with this purchase, the Company valued the machinery and equipment at approximately $900,000, the inventory at approximately $350,000 and recorded an accrued expense of $150,000. MXL paid $100,000 of the purchase price in cash and issued three notes, in the amount of $450,000, $275,000 and $275,000 each, due October 1, 2003, August 5, 2004 and
August 5, 2005, respectively (collectively, the "AOtec Notes"). The AOtec Notes bear interest on the unpaid principal amount at the rate of 4% per annum. On October 1, 2003, MXL borrowed $700,000 from a bank under an agreement to finance the purchase price (the "AOtec Debt") and used the proceeds to pay the $450,000 note. The AOtec Debt is payable monthly for three-years and is secured by the machinery and equipment purchased from AOtec. GPS guaranteed the AOtec Debt.

Aggregate annual maturities of long-term debt at December 31, 2002 are as follows (in thousands):

2003                                                             $205
2004                                                              170
2005                                                              174
2006                                                            1,221
2007                                                              100
Thereafter                                                      1,005
---------------------------------------------------------------------
Total                                                          $2,875
---------------------------------------------------------------------

9.       Income taxes

MXL's operating results together with those of the non-core assets historically have been included in consolidated federal income tax returns filed by GPS. In addition, MXL files separate state income tax returns in Pennsylvania and Illinois. Income tax expense (benefit) in the accompanying financial statements has been computed as if MXL filed its own separate federal and state income tax returns including transactions related to the non-core assets.

Through December 31, 2002, no tax sharing agreement was in effect and no amounts were charged or credited to MXL as if it filed its own separate federal income tax returns. Accordingly, the provision for current federal income taxes and current state and local income taxes related to the results of non-core assets has been accounted for as an additional stockholder's investment.

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


9.       Income taxes (Continued)

The components of income tax expense (benefit) are as follows (in thousands):


                                                     Nine Months Ended
                                                       September 30,                        Year Ended December 31,
                                                   2003              2002              2002            2001            2000
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
--------------------------------------------- --------------------------------- --------------- ---------------- ----------------
                                                        (unaudited)

Current
Federal                                             $99              $76              $57            $374             $425
State and local                                      19               14               11              71               80
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Total current                                       118               90               68             445              505
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Deferred
Federal                                             (82)             104               64             (42)            (852)
State and local                                     (16)              20               13              (8)            (161)
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Total deferred                                      (98)             124               77             (50)          (1,013)
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Total income tax (benefit) expense                  $20             $214             $145            $395            $(508)
--------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------


The deferred expense (benefit) excludes activity in the net deferred tax liability relating to tax on appreciation (depreciation) in available-for-sale securities, which is recorded directly to stockholder's equity.

The difference between the expense (benefit) for income taxes computed at the statutory rate and the reported amount of tax expense (benefit) is as follows:


                                                          Nine Months Ended
                                                             September 30,               Year Ended December 31,
                                                       2003            2002         2002        2001      2000
-------------------------------------------------------------------------------------------------------------------
                                   (unaudited)

Federal income tax rate                                 35.0%         35.0%        35.0%         35.0%    (35.0%)
State and local taxes, net of federal benefit            5.1           5.4          5.2          6.0       (3.6)
Non-deductible expenses                                  1.9           7.7          7.6          2.7        1.4
Impairment losses for investment in partially
 owned companies for which
 no benefit has been provided                            -             -            -            8.6        2.5
Other                                                   (4.3)          4.6          1.9          (.6)        .1
-------------------------------------------------------------------------------------------------------------------
Effective tax rate expense (benefit)                    37.7%         52.7%        49.7%        51.7%     (34.6%)
-----------------------------------------------------------------------------------------------------------------



                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


9.       Income taxes (Continued)

The tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities that are included in the net deferred tax (liability) asset are summarized as follows:


                                                           September 30,                   December 31,
                                                                 2003               2002              2001
-------------------------------------------------------------------------------------------------------------------
                                                               (unaudited)
Deferred tax assets:
Allowance for doubtful accounts                                  $18                 $14               $39
Accrued liabilities                                                2                   2                22
Inventory                                                         12                  11                 9
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets                                               32                  27                70
-------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Property and equipment, principally due to
 difference in depreciation and amortization                     217                 221               196
Investment in partially owned companies                          746                 776             1,092
-------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities                                         963                 997             1,288
-------------------------------------------------------------------------------------------------------------------
Net deferred tax liabilities                                   $(931)              $(970)          $(1,218)
-------------------------------------------------------------------------------------------------------------------


Under the Internal Revenue Code's consolidated return regulations, each member of GP Strategies consolidated group (including MXL) is jointly and severally liable for the consolidated federal income tax liabilities. GPS, National Patent Development and their respective subsidiaries intend to enter into a Tax Sharing Agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the National Patent Development business for tax years prior to the spin-off and with respect to certain tax attributes of National Patent Development after the spin-off. In general, GPS will be responsible for filing consolidated federal tax returns and paying any associated taxes for periods through the date of the spin-off (the "Distribution Date"). National Patent Development will be required to pay GPS an amount equivalent to federal taxes relating to National Patent Development and its subsidiaries allocated taxable income for the taxable period that ends on the Distribution Date. National Patent Development is responsible for filing its own tax returns and paying taxes for periods beginning on or after the Distribution Date. GPS and National Patent Development will agree to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters. GPS and National Patent Development will be responsible for their own taxes other than those described above.

National Patent Development has agreed not to take any actions or enter into any transactions that would cause the spin-off not to qualify as tax-free. National Patent Development also has agreed to indemnify GPS to the extent that any action National Patent Development takes gives rise to a tax incurred by GPS with respect to the spin-off.

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


10.      Capital Stock and stock option plans

The Board of Directors without any vote or action by the holders of common stock is authorized to issue preferred stock from time to time in one or more series and to determine the number of shares and to fix the powers, designations, preferences and relative, participating, optional or other special rights of any series of preferred stock.

Under GPS's non-qualified stock option plan, employees of MXL were granted options to purchase shares of common stock of GPS. Although the plan permits options to be granted at a price not less than 85% of the fair market value, the plan options primarily are granted at the fair market value of the common stock at the date of the grant and are exercisable over periods not exceeding ten years from the date of grant. Changes in options outstanding granted to MXL employees during the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2003 are as follows:

                                                                                                   Weighted        Weighted
                                                                                                   Average         Average
Options                                                      Price Range           Number          Exercise        Years
Outstanding                                                  Per share             Of shares       Price           Remaining
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
December 31, 1999 and 2000                                    $  9.98 -13.125          5,000          $12.33       2 years
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
Expired                                                        $13.125                (3,750)         $13.125
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
December 31, 2001                                             $  9.98                  1,250         $  9.98       1 year
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
Expired                                                       $  9.98                 (1,250)        $  9.98
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
December 31, 2002 and September 30, 2003
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
Options exercisable
December 31, 2000                                             $  9.98-13.125           5,000          $12.33       2 years
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
December 31, 2001                                             $  9.98                  1,250         $  9.98       1 year
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
------------------------------------------------------------ --------------------- --------------- --------------- ---------------
December 31, 2002 and September 30, 2003                         -                      -               -              -
------------------------------------------------------------ --------------------- --------------- --------------- ---------------


                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)



10.      Capital Stock and stock option plans (Continued)

On November 3, 2003, GPS and the Board of Directors of National Patent Development adopted an Incentive Stock Plan under which 4,000,000 shares of common stock will be available for grant to employees, directors and outside service providers. The plan will permit awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of National Patent Development's common stock.

11.      Related party transactions

(a) GPS provides certain administrative services including but not limited to tax and financial accounting, legal, human resources, employee benefits and insurance. The costs of these services were allocated to National Patent Development based on specific identification and, to the extent that such identification was not practical, on the basis of sales or other method which management believes to be a reasonable reflection of the utilization of services provided or the benefit received by National Patent Development. These allocations resulted in charges of $321,000, $286,000, $421,000, and $248,000
(unaudited) and $225,000 (unaudited), being recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations for each of the years ended December 31, 2002, 2001 and 2000 and for the nine months ended September 30, 2003 and 2002, respectively. Allocated expenses in excess of amounts which reduced the receivable balance due from GPS (see (b) below) have been recorded as a capital contribution resulting in an increase to stockholder's investment. The expenses allocated to National Patent Development for these services are not necessarily indicative of the expenses that would have been incurred if National Patent Development had been a separate, independent entity and had otherwise managed these functions.

In connection with the spin-off, certain general corporate expenses previously incurred by GP Strategies at the holding company level, including compensation of certain corporate personnel, will be incurred by National Patent Development. National Patent Development will enter into a management agreement with GP Strategies pursuant to which National Patent Development will provide certain general corporate services to GP Strategies. Under this management agreement, National Patent Development will charge GP Strategies a management fee to cover an allocable portion of the compensation of its employees, based on the time they spend providing services to GP Strategies, in addition to an allocable portion of corporate overhead related to services performed for GP Strategies and its subsidiaries.

National Patent Development's executive officers are also executive officers of GP Strategies and will remain on the payroll of GP Strategies. The executive officers will not receive any salary from National Patent Development; however, they will provide National Patent Development with management services under a

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


11. Related party transactions (Continued)

separate management agreement between GP Strategies and National Patent Development to be entered into prior to completion of the spin-off. GP Strategies will charge National Patent Development a management fee to cover an allocable portion of the compensation of these officers, based on the time they spend providing services to National Patent Development, in addition to an allocable portion of certain other corporate expenses.

Both management fees will be paid quarterly. Any disagreements over the amount of such fees will be subject to arbitration. Each of the management agreements will each have an initial term of three years, and, after two years will be terminable by each of GP Strategies and National Patent Development, upon six months prior written notice.

See the Unaudited Pro Forma Statements of Operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 included elsewhere herein for the estimated impact of the management agreements on the operations of National Patent Development.

(b) The receivable from GPS, which arose principally from cash advances by MXL, is non-interest bearing. Transactions affecting the receivable, together with the average balance, follows (in thousands):


                                                       Nine Months
                                                          Ended
                                                      September 30,                      Year Ended December 31,
                                                                             -------------------------------------------------
                                                                             -------------- - -------------- -- --------------
                                                           2003                  2002             2001              2000
                                                   ---------------------     --------------   --------------    --------------
                                                   ---------------------     --------------
                                                       (unaudited)

Balance at beginning of period                             $10,116               $10,162           $6,955            $7,316
Management fee and
 other charges from GPS(1)                                    (259)                 (446)            (491)             (505)
Repayments                                                                                                           (1,591)
Advances                                                       376                   400            3,698             1,735
                                                         ---------            ----------        ---------           -------
Balance at end of period                                   $10,233               $10,116          $10,162            $6,955
                                                           =======               =======          =======            ======

Average balance                                            $10,159               $10,096           $9,424            $7,241
                                                           =======               =======           ======            ======


(1) Includes a management fee of $180,000 for the nine months ended September 30, 2003 and $240,000 for fiscal years ended December 31, 2002, 2001 and 2000, respectively

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


11.      Related party transactions (Continued)

On October 17, 2003, GPS transferred 100% of outstanding common stock in Valera Pharmaceuticals, Inc. (formerly Hydro Med Sciences, Inc.) ("HMS") valued at $6.5 million (based on an independent valuation) and 1,000,000 shares of common stock of Millennium Cell Inc. with a quoted market price of $3.50 per share to MXL in repayment of $10 million of the receivable. The balance of the receivable will be paid in cash.

HMS is a specialty pharmaceutical company engaged in the development and commercialization of prescription pharmaceuticals principally utilizing HMS's patented Hydron drug delivery technology.

On December 27, 2001, HMS completed a $7 million private placement of HMS Series A Convertible Preferred Stock (the "Preferred Stock") to certain institutional investors. GPS owned 100% of HMS's common stock, however, as a condition of the private placement, GPS contractually gave up operating control over HMS through an Investors Rights Agreement and, accordingly, subsequent to the date of the private placement accounted for its investment in HMS under the equity method. Due to HMS's operating losses, GPS's investment in HMS as of December 31, 2002 was written down to zero.

The Preferred Stock is convertible at any time at the option of the holder into approximately 41% of HMS's common stock and participates in dividends with HMS common stock on an as converted basis. In the second quarter of 2003, HMS completed a private placement offering pursuant to which HMS raised approximately $12 million in gross proceeds from the sale of Series B Convertible Preferred Stock. As part of such transaction, GPS was granted an option until March 31, 2004 (with a closing by June 30, 2004) to purchase up to 6,896,551 shares of Series B preferred stock at the offering price of $0.725 per share. Such option was transferred to National Patent Development (see Note 1). Assuming exercise of the option for the maximum amount, conversion of the Series A and B preferred stock and exercise of options for the total number of common shares reserved for HMS's employee stock option plan, HMS would be owned approximately 35% by National Patent Development.

MXL will record the HMS investment at zero and the Millennium common shares at $3,500,000, representing their carrying amounts to GPS, and will account for the excess of the outstanding balance of the receivable over such carrying amounts plus cash received from GPS as a distribution to GPS with a corresponding reduction of $6,500,000 in stockholder's equity.

(c) In 2002, GPS and Redstorm Scientific, Inc. ("RSS") entered into an agreement pursuant to which GPS agreed to provide general business and administrative support to RSS. RSS is a privately held computational drug design company focused on utilizing bio-informatics and computer aided molecular design to assist pharmaceutical and biotechnology companies. GPS performed and completed all necessary services for RSS during the third quarter of 2002. In

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


 11. Related party transactions (Continued)

consideration for such services, RSS agreed to grant GPS a five-year option to purchase shares of RSS common stock. GPS also has an option to purchase additional equity in RSS upon the occurrence of certain events. GPS ascribed no value to the options. Michael Feldman is the Chief Executive Officer of RSS and owns approximately 25.5% of the outstanding common stock of RSS. Michael Feldman is the son of Jerome Feldman, Chief Executive Officer and a director of the Company and GPS. Jerome Feldman owns less than 1% of the outstanding common stock of RSS. In addition, Roald Hoffmann, a director of the Company and GPS, is also a director of RSS and has options to purchase shares of RSS common stock.

12.      Commitments

The Company has two noncancellable leases for machinery and equipment which expire through January 2006. At December 31, 2002, minimum rentals under such operating leases are as follows (in thousands):


                  2003                            $78
                  2004                             37
                  2005                             41
                  2006                              2
                  -----------------------------------
                  Total                          $158

Rent expense was approximately $81,000, $71,000, $66,000, and $60,000
(unaudited) and $61,000 (unaudited) for the years ended December 31, 2002, 2001, 2000 and the nine months ended September 30, 2003 and 2002, respectively.

13.      Major customers

The Company's major customers as a percentage of total sales for the nine months ended September 30, 2003 and 2002 and for fiscal years ended December 31, 2002, 2001 and 2000 are as follows:


                                Nine Months Ended
                                    September 30,                    Year Ended December 31,
                                     (unaudited)
                                  2003          2002              2002           2001            2000
                                  ----          ----              ----           ----            ----
A                                  26%           27%               23%             27%            34%
B                                  15%           20%               21%             17%            17%
C                                   7%            7%                8%             10%             8%
                                  ----          ----                --             ---             --
Total                              48%           54%               52%             54%            59%
                                   ===           ===               ===             ===            ===

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)



13.      Major customers (Continued)

Information about the Company's net sales in different regions, which are attributable to countries based upon location of customers is as follows (in thousands):




                                    Nine Months Ended
                                      September 30,                     Year Ended December 31,
                                        (unaudited)
                                    2003            2002                  2002        2001        2000
                                    ----            ----                  ----        ----        ----
United States                     $5,107          $6,531                $8,264      $9,465      $9,626
Far East                             811             864                 1,266       1,150         981
Other North America                  161             141                   172          46          41
Western Europe                        91              75                   163         278         130
Middle East                           12              80                   131         245         220
                                --------        --------              --------  ----------   ---------

Total                             $6,182          $7,691                $9,996     $11,184     $10,998
                                  ======          ======                ======     =======     =======


14.      Fair value of financial instruments

The carrying value of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate estimated fair values because of short maturities. The carrying value of the receivable from GPS approximates estimated fair value (see Note 11(b)).

The carrying values of marketable securities, other than those accounted for on the equity basis, approximate fair values based upon quoted market prices. The carry value for the Company's long-term debt approximates fair value.

15.      Litigation

On January 3, 2001, GP Strategies commenced an action alleging that MCI Communications Corporation ("MCI"), MCI's Systemhouse subsidiaries ("Systemhouse"), and Electronic Data Systems Corporation, as successor to Systemhouse, committed fraud in connection with GP Strategies' 1998 acquisition of Learning Technologies from the defendants for $24.3 million. GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs (the "Litigation Claim").

The complaint, which is pending in the New York State Supreme Court (the "State Court"), alleges that the defendants created a doctored budget to conceal the poor performance of the United Kingdom operation of Learning Technologies. The complaint also alleges that the defendants represented that Learning Technologies would continue to receive new business from Systemhouse

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


15.      Litigation (Continued)

even though the defendants knew that the sale of Systemhouse to EDS was imminent and that such new business would cease after such sale. In February 2001, the defendants filed answers denying liability. No counterclaims against the plaintiffs have been asserted. Although discovery had not yet been completed, defendants made a motion for summary judgment, which was submitted in April 2002. The motion was denied by the State Court due to the MCI bankruptcy (described below), but with leave granted to the other defendants to renew.

One of the defendants, MCI, filed for bankruptcy protection in July 2002. As a result, the action is stayed as to MCI. GP Strategies and its subsidiary General Physics Corporation both filed timely Proofs of Claim in the United States Bankruptcy Court against MCI and WorldCom, Inc., et al. On or around April 22, 2003, MCI served objections to these Proofs of Claim filed by GP Strategies and its subsidiary.

On May 15, 2003 GP Strategies and General Physics Corporation submitted their opposition to the objections. GP Strategies and General Physics subsequently made a motion in Bankruptcy Court to lift the automatic stay to permit the litigation to proceed against MCI. MCI opposed the motion, which is now subjudice.

The defendants other than MCI made an application to the Court to stay the fraud action until a later-commenced arbitration, alleging breach of the acquisition agreement and related agreements, is concluded.

In a decision dated May 9, 2003, the Court granted the motion and stayed the fraud action pending the outcome of the arbitration of the claim based on breach of the acquisition agreement and of a separate agreement to refer business to General Physics on a preferred provider basis. Discovery is now being conducted in connection with the arbitration.

The Litigation Claim transferred to National Patent Development (see Note 1) provides for National Patent Development to receive the first $5 million of any proceeds (net of certain litigation expenses) and 50% of any proceeds (net of certain litigation expenses) in excess of $15 million, received with respect to the foregoing claim.

National Patent Development is not a party to any legal proceeding, the outcome of which is believed by management to have a reasonable likelihood of having a material adverse effect upon the financial condition of National Patent Development.

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)

16.      GPS borrowings

(a) As of December 31, 2002, the stock of MXL and its assets together with all of the non-core assets collateralized the outstanding bank debt under the GPS credit facility. In addition, MXL was a guarantor of the bank debt. In August 2003, GPS entered into a new credit facility which replaced the existing facility and in connection therewith the security interests of the banks were terminated and MXL was released from its guarantee.

MXL provided a limited guarantee of the bank debt under the new credit facility to the extent of up to $1.5 million of its accounts receivable which are pledged as collateral for the bank debt. However, the guarantee will be released to the extent that its accounts receivable are not needed in the borrowing base. GPS will pay a fee to MXL for providing the guarantee and MXL has the right to be indemnified by GPS for any claims made by the banks under the guarantee.

(b) Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GPS issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008 (the "Notes") and 937,500 warrants ("GP Warrants"), each entitling the holder thereof to purchase (subject to adjustment) one share of GPS's common stock. The aggregate purchase price for the Notes and GP Warrants was $7,500,000. GP Strategies and National Patent Development agreed to allocate to National Patent Development $1,875,000 of the $7,500,000 received for the Notes. This allocation is not reflected in the accompanying consolidated financial statements.

The Notes are secured by a non-recourse mortgage on the property located in Pawling, New York (the "Property") which was transferred to MXL. MXL has no liability for repayment of the Notes or any other obligations of GPS under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Notes, GPS has agreed to indemnify MXL for loss of the value of the Property.

At any time that less than $1,875,000 principal amount of Notes are outstanding, GPS may defease the obligations secured by the mortgage and obtain a release of the lien of the mortgage by depositing with an agent for the Noteholders bonds or government securities with an investment grade rating by a nationally recognized rating agency which, without reinvestment, will provide cash on the maturity date of the Notes in an amount not less than the outstanding principal amount of the Notes.

The Note and Warrant Purchase Agreement provides that, on completion of the spin-off, National Patent Development will issue warrants ("National Patent Development Warrants") to the holders of the GP Warrants. The National Patent Development Warrants will entitle the holders to purchase, in the aggregate, a number of shares of National Patent Development common stock equal to 8% of the number of shares of such stock outstanding at completion of the spin-off,

                    NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information as it relates to the nine months ended September 30, 2003 and 2002 is unaudited)


16. GPS borrowings (Continued)

subject to reduction for any GP Warrants exercised prior to the spin-off. The National Patent Development Warrants will be issued to the holders of the GP Warrants on the record date for the spin-off, and allocated among them pro-rata based on the respective number of GP Warrants held by them on such date.

The exercise price of the National Patent Development Warrants will be 160% of the average closing price of the National Patent Development common stock over the 20 consecutive trading days commencing on the record date of the spin-off. The National Patent Development Warrants will be exercisable at any time after their exercise price is calculated through August 2008. The National Patent Development Warrants will have anti-dilution provisions similar to those of the GP warrants. National Patent Development has agreed to provide the holders of the National Patent Development Warrants with registration rights similar to those provided by GPS to the holders of the GP Warrants.

                     NATIONAL PATENT DEVELOPMENT CORPORATION



SELECTED QUARTERLY FINANCIAL DATA

(unaudited)                                                     (in thousands)
-------------------------------------- --------------------------------------------------------------------------
-------------------------------------- --------------------------------------------------------------------------
                                                                  Three Months Ended
-------------------------------------- --------------------------------------------------------------------------
-------------------------------------- --------------- --------------- --------------------- --------------------
                                         March 31,        June 30,        September 30,         December. 31,
                                              2002          2002               2002                 2002
                                              ----          ----               ----                 ----

Sales                                       $2,756          $2,714            $2,221                $2,305
Gross margin                                   546             700               445                   408
Net income (loss)                               57              98                19                   (27)
Pro forma net income
 (loss) per share:
Basic and Diluted                         $              $                 $                       $
                                          --------       ---------         ---------               --------




(unaudited)                                                      (in thousands)
-------------------------------------- --------------------------------------------------------------------------
-------------------------------------- --------------------------------------------------------------------------
                                                                  Three Months Ended
-------------------------------------- --------------------------------------------------------------------------
-------------------------------------- --------------- --------------- --------------------- --------------------
                                         March 30,        June 30,        September 30,         December 31,
                                            2001            2001               2001                 2001
                                            ----            ----               ----                 ----

Sales                                     $3,057           $2,962             $2,758                $2,407
Gross margin                                 838              822                608                   548
Net income (loss)                            138              177                 64                   (10)

Pro forma net income (loss) per share:
Basic and Diluted                         $                $                  $                    $
                                          ---------        ---------          ---------            --------



                     NATIONAL PATENT DEVELOPMENT CORPORATION

                                   SCHEDULE II


Valuation and qualifying accounts (in thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                  Additions
                                                 Balance at        Charged to                            Balance at
                                                  Beginning        Costs &                                   End of
                                                  of Period       Expenses            Deductions (a)         Period

Period ended September 30, 2003 (unaudited):
Allowance for doubtful accounts                        37                  86                    (39)            84
-------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2002:
Allowance for doubtful accounts                        99                  16                    (78)            37
-------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2001:
Allowance for doubtful accounts                        56                  43                      -             99
-------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2000:
Allowance for doubtful accounts                       120                  33                    (97)            56
-------------------------------------------------------------------------------------------------------------------


  (a) Write-off of uncollectible accounts, net of recoveries.